Exhibit 10.1

PETROLIA ENERGY CORPORATION
- and -
BOW ENERGY LTD.

ARRANGEMENT AGREEMENT

November 30, 2017

ARRANGEMENT AGREEMENT
THIS AGREEMENT is made as of November 30th, 2017, between:
BOW ENERGY LTD., a corporation subsisting under the laws of the Province of Alberta (the “Company” or “Bow”)
- and –
PETROLIA ENERGY CORPORATION, a corporation subsisting under the laws of the State of Texas (the “Purchaser” or “Petrolia”).
WHEREAS the Company and the Purchaser desire to propose an arrangement involving the Company, the Purchaser, and the Shareholders (as defined herein);
AND WHEREAS the Parties (as defined herein) have entered into this Agreement to provide for the matters referred to in the foregoing recital and for other matters relating to the arrangement;
AND WHEREAS the Purchaser has concurrently entered into support agreements (“Support Agreements”) pursuant to which each director and officer of the Company and certain other securityholders of the Company (collectively, the “Supporting Securityholders”) holding in the aggregate not less than 66 2/3% of the issued and Common Shares (as defined herein) have agreed (or will agree), among other things, to: (A) if applicable, support and vote the securities owned or controlled by them, directly or indirectly in favour of the Arrangement Resolution (as defined herein); and (B) surrender, at the Effective Time, all outstanding Company Stock Options held by them for which options will be replaced with options to acquire shares of the Purchaser;
NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as set forth herein.
ARTICLE 1
INTERPRETATION
Section 1.1	Defined Terms.
As used in this Agreement, the following terms have the following meanings:
(a)	“ABCA” means the Business Corporations Act (Alberta);
(b)
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons “acting jointly or in concert” (within the meaning of Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids) other than the Purchaser (or any

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affiliate of the Purchaser) whether or not subject to due diligence or other conditions and whether oral or in writing, which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions):

(i)
any direct or indirect acquisition, sale, disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as the foregoing), in a single transaction or a series of related transactions, of assets representing any interest, including any security interest, 20% or more of the consolidated assets, or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries;

(ii)
any direct or indirect sale, issuance or acquisition of shares of or other equity interests (or securities convertible into, exchangeable for or exercisable for such shares or interests) in the Company and/or its subsidiaries representing 20% or more of the issued and outstanding voting securities of or other equity interests in the Company and/or such subsidiaries or rights or interests therein or thereto (assuming the exercise, exchange or conversion of any securities convertible, exchangeable or exercisable for shares or equity interests of the Company or such Subsidiary);

(iii)
any direct or indirect take-over bid, issuer bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a Person or group of Persons beneficially owning or obtaining the right to own 20% or more of any class of voting, equity or other securities or any other equity interests (including securities convertible into or exercisable or exchangeable for securities or equity interests) of the Company or any of its Subsidiaries;

(iv)
any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Company or any of its Subsidiaries; or

(v)
any other transaction or series of transactions involving the Company or any of its Subsidiaries, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Arrangement;

except that for the purpose of the definition of “Superior Proposal” in Section 1.1(ssss), the references in the definition of “Acquisition Proposal” to “20% or more” shall refer to “100%” in the case of securities or “all or substantially all” in the case of assets or revenue, as the case may be;
(c)
“Additional Transaction” means an acquisition of assets or shares to be completed by the Company prior to the completion of the Arrangement, the completion by the Company of any Additional Transaction is subject to the prior approval of the Purchaser;

(d)	“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions;
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(e)	“Agreement” means this arrangement agreement;
(f)	“Alternate Agreement” means a definitive agreement entered into by the Company in respect of a Superior Proposal;
(g)
“Anti-Bribery Laws and Obligations” means with respect to the Company, its affiliates and Subsidiaries, (i) the Applicable Laws relating to combating bribery and corruption, and/or the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries; and (ii) the laws relating to combating bribery and corruption in the countries of such party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of such party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities including:

(i)	Foreign Corrupt Practices Act of 1977 (USA);
(ii)	Bribery Act 2010 (UK);
(iii)	Corruption of Foreign Public Officials Act (Canada); and
(iv)	the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions dated 21 November 1997;
(h)
“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably;

(i)	“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by Shareholders, substantially in the form set out in Schedule B;
(j)
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by Subsection 193(10) of the ABCA to be sent to the Registrar after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably;

(k)	“associate” has the meaning specified in the Securities Act;
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(l)	“Authorization” means with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person;
(m)	“Board” means the board of directors of the Company as constituted from time to time;
(n)	“Board Recommendation” has the meaning ascribed thereto in Section 2.4(2);
(o)	“Breaching Party” has the meaning ascribed thereto in Section 4.8(3);
(p)	“Business Day” means any day of the year, other than a Saturday, Sunday or any statutory holiday in Calgary, Alberta;
(q)
“Certificate of Arrangement” means the certificate of amalgamation to be issued by the Registrar pursuant to Subsection 193(11) of the ABCA in respect of the Articles of Arrangement giving effect to the Arrangement;

(r)	“Code” means the United States Internal Revenue Code of 1986, as amended;
(s)
“Collective Agreement” means any collective bargaining agreement or union agreement applicable to the Company and/or any of its Subsidiaries and all related documents, including letters of understanding, letters of intent and other written communications with bargaining agents for any Company Employee which impose any obligations upon the Company and/or any of its Subsidiaries;

(t)	“Common Shares” means the common shares in the capital of the Company;
(u)
“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement;

(v)	“Company’s Constating Documents” means the articles of incorporation and by-laws of the Company and all amendments to such articles or by-laws;
(w)	“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Purchaser with this Agreement;
(x)	“Company Employees” means the officers, employees and independent contractors of the Company and its Subsidiaries;
(y)	“Company Audited 2017 Financial Statements” means the audited financial statements of the Company as at and for the year ended March 31, 2017, together with the notes thereto;
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(z)
“Company Financial Statements” means, collectively: (i) the audited financial statements of the Company as at and for the year ended March 31, 2017, together with the notes thereto and the report of the auditors thereon: (ii) the interim unaudited financial statements of the Company as at and for the three and six month periods ended September 30, 2017, together with the notes thereto;

(aa)
“Company Interests” means the entire legal and beneficial interests of the Company and its Subsidiaries to produce and sell Petroleum Substances as set in, held under, or in respect of the Material Contracts, together with all rights and obligations attaching to the Material Contracts the specific interests in which are set out in Section 1.1 (aa) of the Company Disclosure Letter;

(bb)
“Company Meeting” means the special meeting of Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

(cc)
“Company Net Debt” means the consolidated net debt of the Company, including (without duplication) bank debt (short-term and long term) and negative working capital (as determined in accordance with IFRS), and excluding Company Transaction Costs;

(dd)	“Company Securityholders” means, collectively, the holders of Shares;
(ee)	“Company Stock Option Plan” means the Share Option Plan of the Company dated December 22, 2016, as amended;
(ff)
“Company Stock Options” means options to purchase Common Shares under the Company Stock Option Plan, and “Company Stock Option Agreement” means any agreement between the Company and a director, officer, employee or consultant whereby Company Stock Options have been granted to such Person, the details of which are set out in Section 1.1 (ff) of the Company Disclosure Letter;

(gg)
“Company Transaction Costs” means, collectively, all reasonable costs of the Company (whether incurred, accrued or billed) in connection with the Arrangement including, seismic transfer costs, fees and expenses of financial advisors, any amount paid to current or purported finders, advisors or dealers, legal advisors, auditors, engineers or other professionals or consultants, and printing, mailing and other costs and expenses relating to the Company Meeting (the details of which are set out in Section 1.1 (gg) of the Company Disclosure Letter);

(hh)	“Confidentiality Agreement” means the confidentiality agreement dated September 6, 2017 between the Company and the Purchaser;
(ii)	“Consideration” means 1.15 Purchaser Share in exchange for each issued and outstanding Company Common Share;
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(jj)	“Consideration Shares” means the shares of the Purchaser to be exchanged for each issued and outstanding Company Common Share;
(kk)
“Contract” means any agreement, commitment, engagement, contract, franchise, licence, lease, obligation, undertaking or joint venture (in writing) to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

(ll)
“Control” means the possession, directly or indirectly, by such Person or group of Persons acting in concert, of the power to direct or cause the direction of the management and policies of the first mentioned Person, whether through the ownership of voting securities, contract or otherwise; provided that a veto right or “negative control” shall not be construed as Control for the purposes hereof;

(mm)	“Court” means the Court of Queen’s Bench of Alberta which shall hear disputes solely arising out of, related to or in connection with the Arrangement, Interim Order or Final Order;
(nn)
“Data Room” means the material contained in the physical and virtual data rooms established by the Company and provided on or prior to the date that is at least three (3) Business Days prior to the date hereof, a list of materials contained therein which is appended to the Company Disclosure Letter;

(oo)	“Depositary” means such Person as the Purchaser may appoint to act as depositary for the Shares in relation to the Arrangement, if applicable, with approval of the Company, acting reasonably;
(pp)	“Disclosing Party” has the meaning ascribed thereto in Section 4.6(1);
(qq)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;
(rr)	“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;
(ss)	“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;
(tt)
“Employee Plans” means all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, stock appreciation, savings, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or supplemental retirement plans and similar employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of the Company or any of its Subsidiaries, Company Employees or former Company Employees, which are maintained, sponsored or funded by or binding upon the Company or any of its

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Subsidiaries or in respect of which the Company or any of its Subsidiaries may have any liability contingent or otherwise, whether written or oral, funded or unfunded, insured or uninsured, registered or unregistered;
(uu)
“Environmental Laws” means all Laws and agreements with Governmental Entities and all other statutory requirements relating to public health and safety, noise control, pollution, reclamation or the protection of the environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Substances, including civil responsibility for acts or omissions with respect to the environment, and all Authorizations issued pursuant to such Laws, agreements or other statutory requirements;

(vv)
“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

(ww)
“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange;

(xx)
“Hazardous Substances” means any element, waste or other substance, whether natural or artificial and whether consisting of gas, liquid, solid or vapour that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or worker or public health and safety or having a significant adverse effect upon the environment or human life or health;

(yy)	“IFRS” means international financing reporting standards as applied in Canada and Singapore, at the relevant time, applied on a consistent basis;
(zz)
“Intellectual Property Rights” means, individually and collectively, howsoever created and wherever located: (i) all domestic and foreign patents and applications thereof and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, schematics and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright

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registrations and applications thereof, and all other rights corresponding thereto; (iv) all trade names, domain names, corporate names, trade dress, logos, common law trade-marks, trade-mark registrations and applications thereof;(v) any proprietary rights in computer programs, applications and software (both in source code and object code form), including documentation and other materials related thereto; (vi) all integrated circuit design, mask work, or topography registrations or applications thereof; and (vii) other intellectual or industrial property whatsoever, that are owned or used by the Company and its Subsidiaries in connection with the business of the Company and its Subsidiaries;
(aaa)
“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably;

(bbb)
“Law(s)” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise;

(ccc)
“Lien” means any mortgage, charge, pledge, hypothec, security interest, security registration, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute;

(ddd)
“Losses”  means all actions, causes of action, losses, costs, claims, damages, obligations, penalties, fines, assessments, charges, expenses or other liabilities whatsoever, whether contractual or tortuous, and whether accrued, actual, contingent or otherwise, which are suffered, sustained or incurred by a Person, directly or indirectly, and includes reasonable legal fees and other professional fees and disbursements on a full indemnity basis;

(eee)	“Matching Period” has the meaning ascribed thereto in Section 5.4(1)(e);
(fff)
“Material Adverse Effect” means any fact or state of facts, circumstance, change, effect, occurrence or event that, individually or in the aggregate, is, or individually or in the aggregate could reasonably be expected to be material and adverse to the business, operations, results of operations, assets (tangible or intangible), properties, capitalization, condition (financial or otherwise), liabilities (contingent or otherwise), obligations, prospects or privileges (whether contractual or otherwise) of the Company and its Subsidiaries, taken as a whole, except to the extent of any fact or state of facts, circumstance, change, effect, occurrence or event resulting

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from: (i) any change generally affecting the oil and gas exploration, exploitation, development and production industry as a whole in jurisdictions in which the Company or any of its Subsidiaries operate including, changes in commodity prices, royalties, Laws or taxes; (ii) any change in currency exchange, interest or inflation rates or commodity, securities or general economic, financial, securities, or credit market conditions in Canada or any other jurisdiction in which the Company and its Subsidiaries operate; (iii) any change in Law or IFRS; (iv) any natural disaster; (v) the announcement of this Agreement or the transactions contemplated hereby; but, in the case of each of the foregoing (i) through (iv), only to the extent such matter does not relate primarily to the Company and its Subsidiaries, taken as whole, or does not have a material disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies and entities operating in the industry in which the Company and/or its Subsidiaries operate, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a “Material Adverse Effect” has occurred;

(ggg)
“Material Contract” means any Contract: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (ii) containing any rights on the part of any Person, including joint venture partners or entities, to acquire oil and gas or other property rights from the Company or any of its Subsidiaries; (iii) containing any rights on the part of the Company or any of its Subsidiaries to acquire oil and gas or other property rights from any Person; (iv) in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition of assets or securities or other equity interests of another Person; (v) restricting the ability of the Company or any of its Subsidiaries to offer to purchase or purchase the assets or equity securities of another Person; which entitles a party to rights of termination, the terms or conditions of which may or will be altered, or which entitle a party to any fee, payment, penalty or increased consideration, in each case as a result of the execution of this Agreement, the consummation of the transactions contemplated hereby or a “change in control” of the Company or any of its Subsidiaries including any seismic license or similar agreements; (vi)for the processing, transportation or delivery of natural gas or other petroleum substances;(vii) pursuant to which the Company or any of its Subsidiaries will, or may reasonably be expected to, expend more than an aggregate of $100,000 or receive or be entitled to receive revenue of more than $200,000 in either case in the next 12 months, or is out of the Ordinary Course; (viii) in respect of a partnership, joint venture or similar arrangement in which the interest of the Company and/or its Subsidiaries exceeds $1,000,000 (book value or fair market value); (ix)relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness (currently outstanding or which may become outstanding) for borrowed money; (x) restricting the incurrence of indebtedness by the Company or any of its Subsidiaries or (including by requiring the granting of an equal and rateable Lien), the incurrence of any Liens on any properties or assets of the Company or any of its Subsidiaries, or restricting the payment of dividends by the Company or by any of its Subsidiaries; (xi) that is a

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Collective Agreement or other agreement with a union; (xii) that limits or restricts in any material respect (A) the ability of the Company or any Subsidiary to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom the Company or any of its Subsidiaries may sell products or deliver services; or (xiii) that is otherwise material to the Company and its Subsidiaries, taken as a whole;
(hhh)	“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transaction;
(iii)	“Misrepresentation” has the meaning ascribed thereto under Securities Laws;
(jjj)	“Money Laundering Laws” has the meaning ascribed thereto in Paragraph (17)(i) of Schedule C;
(kkk)	“NYSE” means the New York Stock Exchange;
(lll)	“NYSE American” means the NYSE American Exchange;
(mmm)	“OTC” means Over the Counter exchange;
(nnn)	“Officer” has the meaning ascribed thereto in the Securities Act;
(ooo)
“Option Surrender Agreements” means the agreements to be entered into by the Company and each of the holders of Company Stock Options, pursuant to which such holders have agreed or shall agree to surrender such Company Stock Options held by them in accordance with the provisions of Section 2.7;

(ppp)
“Ordinary Course” means, with respect to an action taken by the Company, that such action is consistent with the past practices of the Company, is commercially reasonable in the circumstances and is taken in the ordinary course of the normal day-to-day operations of the business of the Company;

(qqq)	“Outside Date” means February 28, 2018, or such later date as may be agreed to in writing by the Parties;
(rrr)	“Parties” means the Company and the Purchaser and “Party” means either one of them;
(sss)	“Permitted Liens” means, in respect of the Company or any of its Subsidiaries:
(i)
the royalty burdens, liens, duties, terms and conditions, adverse claims, penalties, reductions in interest and other encumbrances identified in respect of the assets of the Company in the mineral property report included in the Data Room;

(ii)	the reservations, limitations, provisos and conditions expressed in any original grant from a Governmental Entity and any statutory exceptions to title;
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(iii)	liens granted in the ordinary course of business to a Governmental Entity respecting operations pertaining to petroleum and natural gas rights;
(iv)
inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, carriers and others arising in the Ordinary Course in respect of the construction, maintenance, repair, or operation or storage of real or immovable, or personal or movable property, provided that such Liens are related to obligations not due or delinquent, are not registered against title and in respect of which adequate holdbacks are being maintained as required by Law;

(v)
easements, servitudes, restrictions, restrictive covenants, rights of way, licenses, permits and other similar rights in real or immovable property that in each case do not materially detract from the value or materially interfere with the use of the real or immovable property subject thereto;

(vi)
any minor imperfection of title or similar encumbrance which individually or in the aggregate with other such encumbrances does not materially impair the value of the property subject to such encumbrance or the use of such property in the conduct of the Company’s business;

(vii)	Liens for Taxes which are not due or delinquent;
(viii)
zoning and building by-laws and ordinances, regulations made by public authorities that in each case do not materially detract from the value or materially interfere with the use of the real or immovable property subject thereto;

(ix)
agreements with any Governmental Entity and any public utilities or private suppliers of services that in each case do not materially detract from the value or materially interfere with the use of the real or immovable property subject thereto; and

(x)	Liens listed and described in Section 1.1 of the Company Disclosure Letter;
(ttt)
“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

(uuu)
“Petroleum Substances” means any crude oil, crude bitumen and product derived therefrom, synthetic crude oil, petroleum, natural gas, condensate, natural gas liquids, natural gas associated with coal deposits and all related hydrocarbons and all other substances (whether liquid, solid or gaseous, and whether hydrocarbon or not), including sulphur capable of being produced in association with petroleum, natural gas and related hydrocarbons;

(vvv)	“Plan of Arrangement” means the plan of arrangement, in the form set out in Schedule A, subject to any amendments or variations to such plan made in
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accordance with this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably;
(www)
“Public Disclosure Record” means all documents filed by or on behalf of the Company on the System for Electronic Document Analysis Retrieval (“SEDAR”) since inception and prior to the date hereof that are publicly available on the date hereof;

(xxx)
“Public International Organization” means any public international organization, including international financial institutions such as the World Bank Group, the International Bank for Reconstruction & Development, the European Bank for Reconstruction & Development, and the Asian Development Bank;

(yyy)	“Public Official” means:
(i)
any officer, employee, director, principal, consultant, agent or representative, whether appointed or elected, of any government (whether central, federal, state or provincial), ministry, body, department, agency, instrumentality or part of any of them, or any Public International Organization, or any state or government owned or controlled entity, agency, enterprise, joint venture, or partnership (including a partner or shareholder of such an enterprise); and

(ii)
any Person acting in an official capacity for or on behalf of (i) any government, ministry, body, department, agency, instrumentality or part of any of them, or (ii) any Public International Organization, or (iii) any political party or political party official or candidate for office;

(zzz)
“Purchaser Consolidation” means the consolidation of the Purchaser Shares to be completed by the Purchaser after completion of the Arrangement in order to meet the listing requirements of the NYSE American on the basis of 1 common share for each 2-50 (to be determined by Petrolia’s Board) shares of Purchaser Share outstanding (no fractional shares will be issued as a result of the share consolidation). Fractional interests of 0.5 or greater will be rounded up to the nearest whole number of shares and fractional interests of less than 0.5 will be rounded down to the nearest whole number of shares);

(aaaa)
 “Purchaser Financial Statements” means the audited financial statements of the Purchaser as at and for the year ended December 31, 2016, 2015 and 2014 and for the nine month period ended September 30, 2017, together with the notes thereto;

(bbbb)	“Purchaser Information Record” means information provided by the Purchaser to the Company and all documents filed by or on behalf of the Purchaser that are publicly available on the date hereof;
(cccc)	“Purchaser Post-Consolidation Shares” means the Purchaser Shares following the Purchaser Consolidation;
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(dddd)	“Purchaser Shares” means the common shares of the Purchaser;
(eeee)
“Purchaser Transaction Costs” means, collectively, all costs of the Purchaser (whether incurred, accrued or billed) in connection with the Arrangement, including fees and expenses of financial advisors, any amount paid to current or purported finders, advisors or dealers, legal advisors, auditors, engineers or other professionals or consultants;

(ffff)	“Recipient” has the meaning ascribed thereto in Section 4.6(1);
(gggg)	“Registrar” means the Registrar of Corporations or the Deputy Registrar of Corporations for the Province of Alberta duly appointed under Section 263 of the ABCA;
(hhhh)
 “Regulatory Approvals” means, any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case required or advisable, in the sole discretion of the Purchaser, under Laws in connection with the Arrangement;

(iiii)
“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment;

(jjjj)	“Required Approval” has the meaning ascribed thereto in Section 2.2;
(kkkk)	“SEC” means the United States Securities and Exchange Commission;
(llll)	“Securities Act” means the Securities Act (Alberta);
(mmmm)
“Securities Authority” means the Alberta Securities Commission and the applicable securities commissions or securities regulatory authority of a province or territory of Canada and any other applicable United States securities commission or securities regulatory authority;

(nnnn)
“Securities Laws” means the Securities Act and all rules, regulations, published notices and instruments thereunder, and all comparable securities Laws in each of the provinces and territories of Canada and the U.S. Exchange Act, the U.S. Securities Act and any other applicable United States securities Laws;

(oooo)	“Shares” means the Common Shares of the Company, as the context requires;
(pppp)	“Shareholders” means the registered or beneficial holders of the Shares;
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(qqqq)
“Solvent” means, with respect to the Company on a consolidated basis, on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Company is greater than the total amount of liabilities, including contingent liabilities, of the Company, and (ii) the Company is able to pay its debts and liabilities as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability;

(rrrr)	“Subsidiary” has the meaning ascribed thereto in the Securities Act;
(ssss)
“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from a Person who is an arm’s length third party made after the date of this Agreement: (i) to acquire not less than all of the outstanding Shares, or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; that complies with Securities Laws and did not result from or involve a breach of this Agreement or any agreement between the Person making such Acquisition Proposal and the Company; that is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; (ii) that is not subject to a financing condition and in respect of which any funds or other consideration necessary to complete the Acquisition Proposal have been demonstrated to the satisfaction of the Board, acting in good faith (after receiving advice from its financial advisor(s) and outside legal counsel), to have been obtained or are reasonably likely to be obtained (as evidenced by a written financing commitment from one or more reputable financial institutions) to fund completion of the Acquisition Proposal at the time and on the basis set out therein; (iii) that is not subject to any due diligence and/or access condition; and (iv) in respect of which the Board and any relevant committee thereof determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal, (A) such Acquisition Proposal would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to Shareholders than the transactions contemplated by this Agreement (including, in each case, any amendments to the terms and conditions of this Agreement proposed by the Purchaser pursuant to Section 5.4(2) of this Agreement) and (B) that recommending such Acquisition Proposal to the Shareholders and entering into a definitive agreement with respect to such Acquisition Proposal would be consistent with its fiduciary duties;

(tttt)	“Superior Proposal Notice” has the meaning specified in Section 5.4(1)(c);
(uuuu)	“Support Agreements” has the meaning ascribed thereto in the preamble;
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(vvvv)	“Supporting Securityholders” has the meaning ascribed thereto in the preamble;
(wwww)
“Swaps” means any transaction which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, hedge, commodity option, equity or equity index swap, equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, forward sale, exchange traded futures contract or other similar transaction (including any option with respect to any of these transactions or any combination of these transactions;

(xxxx)	“TSX-V” means TSX Venture Exchange
(yyyy)	“Tax Act” means the Income Tax Act (Canada);
(zzzz)
“Tax Returns” means any and all returns, reports, declarations, claims for refunds, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes including any amendments thereof;

(aaaaa)
“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, unclaimed property, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party;

(bbbbb)	“Technology” has the meaning specified in Paragraph (24) of Schedule C;
(ccccc)	“Terminating Party” has the meaning specified in Section 4.8(3);
(ddddd)	“Termination Fee” means the amount of $1,000;
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(eeeee)	“Termination Fee Event” has the meaning specified in Section 8.2(2);
(fffff)	“Termination Notice” has the meaning specified in Section 4.8(3);
(ggggg)	“Transferred Information” has the meaning ascribed thereto in Section 4.6(1);
(hhhhh)	“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;
(iiiii)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;
(jjjjj)	“U.S. Investment Company Act” means the United States Investment Company Act of 1940, as amended and the rules and regulations promulgated by the SEC thereunder;
(kkkkk)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated by the SEC thereunder;
(lllll)	“U.S. Treasury Regulations” means the treasury regulations under the Code; and
(mmmmm)
“Wilful Breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 1.2	Certain Rules of Interpretation.
In this Agreement, unless otherwise specified:
(1)
Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to $ are U.S. dollars, unless specified otherwise.
(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.
(4)
Certain Phrases, etc. The words (a) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (b) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (c) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “made available” means (i) copies of the subject materials were included in the Data Room, or (ii) copies of the subject materials were provided to the Purchaser.

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(5)	Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement.
(6)
Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the actual knowledge of any of the President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Executive Vice President, Finance and General Counsel.

(7)
Accounting Terms. All accounting terms are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with IFRS.

(8)
Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(9)
Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(10)	Time References. References to time are to local time, Calgary, Alberta.
(11)
Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company, each such provision shall be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(12)
Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(13)	Schedules. The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.
ARTICLE 2
THE ARRANGEMENT
Section 2.1	Arrangement
The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.
Section 2.2	Interim Order
As soon as reasonably practicable after the date of this Agreement, but in any event on or before January 31, 2018, the Company shall apply in a manner reasonably acceptable to the
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Purchaser pursuant to Section 193 of the ABCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:
(i)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;
(ii)	that the securities of the Company for which holders as at the record date established for the Company Meeting shall be entitled to vote on the Arrangement Resolution shall be the Common Shares;
(iii)	that all Shareholders as at the record date established for the Company Meeting shall be entitled to vote on the Arrangement Resolution;
(iv)
that the required level of approval for the Arrangement Resolution shall be at least two-thirds of the votes cast on the Arrangement Resolution by holders of Common Shares present in person or represented by proxy at the Company Meeting voting as a single class (the “Required Approval”);

(v)
that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including voting, quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(vi)	for the grant of the Dissent Rights to those Shareholders who are registered Shareholders as contemplated in the Plan of Arrangement;
(vii)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;
(viii)
that the Company Meeting may be adjourned or postponed from time to time by the Company with the consent of the Purchaser, such consent not to be unreasonably withheld or delayed, in accordance with the terms of this Agreement without the need for additional approval of the Court;

(ix)
that it is the Company’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act and  Section 2.11 Business combination and reorganization of National Instrument 45-106 Prospectus Exemptions, with respect to the issuance of the Purchaser Securities to be issued pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(x)	confirmation of the record date for the purposes of determining the Shareholders entitled to notice of and to vote at the Company Meeting in accordance with the Interim Order; and
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(xi)	for such other matters as the Purchaser may reasonably require, subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed.
Section 2.3	The Company Meeting
(1)	The Company shall:
(a)
convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law on or before January 15, 2018 (and, in this regard, the Company shall abridge, as necessary, any time periods that may be abridged under Securities Laws) and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser, except:

(i)	as required for quorum purposes (in which case the Company Meeting shall be adjourned and not cancelled); or
(ii)	as required or permitted under Section 2.3(1)(j) or Section 4.8(3);
(b)
solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser, acting reasonably, and at the cost of the Purchaser, using one or more proxy solicitation services firms and cooperating with any Persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution;

(c)	provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any proxy solicitation services firm, as requested from time to time by the Purchaser;
(d)
permit the Purchaser to, at the Purchaser’s expense, directly or through a proxy solicitation services firm, actively solicit proxies in favour of the Arrangement on behalf of management of the Company in compliance with Law and disclose in the Company Circular that the Purchaser may make such solicitations;

(e)
consult with the Purchaser in fixing the date of the Company Meeting and the record date of the Company Meeting and give notice to the Purchaser of the Company Meeting and allow the Purchaser’s representatives and legal counsel to attend the Company Meeting;

(f)
promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last 10 Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

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(g)
promptly advise the Purchaser of any communication (written or oral) received by the Company from or claims brought by (or threatened to be brought by) any Person in opposition to the Arrangement (other than in respect of communications subject to Article 5, which shall be dealt with in accordance with Article 5) and/or exercise or purported exercise or withdrawal of Dissent Rights by Shareholders and, subject to Law, will provide the Purchaser with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any such Person and to participate in any discussions, negotiations or proceedings with or including any such Persons;

(h)	not settle or compromise or agree to settle or compromise with respect to any Dissent Rights without the prior written consent of the Purchaser;
(i)
not, without the Purchaser’s written consent, change the record date for the Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law; and

(j)
if the Company Meeting is to be held during a Matching Period, at the request of the Purchaser, adjourn or postpone the Company Meeting to a date specified by the Purchaser that is not later than 15 Business Days after the date on which the Company Meeting was originally scheduled and in any event to a date that is not later than five Business Days prior to the Outside Date.

Section 2.4	The Company Circular
(1)
The Company shall, subject to compliance by the Purchaser of its obligations under Section 2.4(4), promptly prepare and complete, in consultation with the Purchaser, the Company Circular together with any other documents required by Law in connection with the Company Meeting and the Arrangement, and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Shareholder and other Person as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held by the date specified in Section 2.3(1)(a).

(2)
The Company shall ensure that the Company Circular complies in all material respects with Law, does not contain any Misrepresentation (provided that the Company shall not be responsible for the accuracy of any information relating to and furnished by the Purchaser in writing specifically for the purpose of inclusion in the Company Circular) and provides the Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (a) a statement that the Board has unanimously determined that the consideration to be paid by Purchaser to the Company Securityholders pursuant to the Arrangement is fair from a financial point of view; (b) a statement that the Board, after receiving legal advice, unanimously (i) approves the Arrangement, (ii) determines that the Arrangement Resolution is in the best interests of the Company, and (ii) recommends that Shareholders vote in favour of the Arrangement Resolution ((a) and (b), together,

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the “Board Recommendation”); and (c) a statement that each director and officer of the Company intends to vote all of such individual’s Shares in favour of the Arrangement Resolution in accordance with the Support Agreements and against any resolution submitted by any Person that is inconsistent with the Arrangement.
(3)
The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its legal counsel, and agrees that all information relating solely to the Purchaser included in the Company Circular must be in a form and content satisfactory to the Purchaser, acting reasonably.

(4)
The Purchaser shall provide all necessary information concerning the Purchaser and its affiliates that is required by Law to be included by the Company in the Company Circular or other related documents to the Company in writing, and shall ensure that such information does not contain any Misrepresentation.

(5)
Each of the Parties shall promptly notify the other Party if it becomes aware that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.5	Final Order
The Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 193 of the ABCA, as soon as reasonably practicable, but in any event not later than two Business Days after the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order.
Section 2.6	Court Proceedings
In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order and the Company will provide the Purchaser and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by the Purchaser for inclusion in such material, prior to the service and filing of that material, and will accept the reasonable comments of the Purchaser and its legal counsel with respect to any such information required to be supplied by the Purchaser and included in such material and any other matters contained therein. The Company will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, the Company will not object to legal counsel to the Purchaser making such submissions on the application for the Interim Order and
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the application for the Final Order as such counsel considers appropriate, acting reasonably. The Company will also provide legal counsel to the Purchaser on a timely basis with copies of any notice and evidence served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order. Subject to Laws, the Company will not file any material with, or make any submissions to, the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld or delayed; provided that nothing herein shall require the Purchaser to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement. The Company will oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, the Purchaser.
Section 2.7	Company Stock Options
(1)
The Parties acknowledge and agree that the vesting of the outstanding Company Stock Options will be accelerated, that all outstanding granted Company Stock Options shall vest and become exercisable, and that the Company and the directors of the Company may take all such actions as are necessary or desirable to effect the foregoing.

(2)
To the extent any Company Stock Options are exercised or conditionally exercised to purchase Common Shares prior to the Effective Time, the Company shall ensure that the holder of such Company Stock Options delivers to Company, prior to the Effective Time, a cash payment equal to the sum of the aggregate exercise price for the Company Stock Options so exercised and the amount of any Taxes that Company is required to remit pursuant to applicable Laws in respect of the exercise of such Company Stock Options.

(3)
The Company agrees that, prior to the time that the application for the Interim Order is heard, it shall make commercially reasonable efforts to obtain Option Surrender Agreements from each holder of Company Stock Options, which Option Surrender Agreements shall provide that each such holder agrees, conditional upon the occurrence of the Effective Time, to surrender effective immediately before the Effective Time all Company Stock Options, for cancellation in exchange for stock options of the Purchaser.

(4)
If Option Surrender Agreements have not been entered into by all the holders of all Company Stock Options not less than two (2) business days prior to the anticipated date of the application for the Interim Order, then the Parties shall agree to amend the Plan of Arrangement to add provisions therein providing for the cancellation of all outstanding Company Stock Options in exchange for Company Stock Options of the Purchaser.

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Section 2.8	Articles of Arrangement and Effective Date
(1)
The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Schedule A, as it may be amended in accordance with the terms hereof. Subject to the Interim Order, the Final Order and any Law, the Company agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 8.1 to add, remove or amend any steps or terms determined to be necessary or desirable by Purchaser, acting reasonably, provided that the Plan of Arrangement shall not be amended in any manner which (a) is prejudicial to the Company, Company Securityholders or other Persons bound by the Plan of Arrangement, or is inconsistent with the provisions of this Agreement, or would result in the Company incurring any obligations or liabilities, (b) creates an unreasonable risk of delaying, impairing or impeding, in any material respect, the receipt of any Regulatory Approval, or the satisfaction of any condition set forth in Article 6 hereof, or (c) would require the Company to take any action in contravention of any Law or the Company’s Constating Documents.

(2)
The Company shall file the Articles of Arrangement with the Registrar no later than the second Business Day after the satisfaction of or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), unless another time or date is agreed to in writing by the Parties.

(3)	The closing of the Arrangement will take place at the offices of Tingle Merrett LLP in Calgary, Alberta or at such other location as may be agreed upon by the Parties.
Section 2.9	Payment of Consideration
The Purchaser shall provide the Consideration to be provided to Shareholders with the Depositary together with an irrevocable direction executed by the Purchaser authorizing and directing the Depositary to deliver the Purchaser Share Consideration to the Shareholders in accordance with the terms of the Plan of Arrangement, (each acting reasonably) to satisfy the aggregate Consideration payable to the Shareholders.
Section 2.10	Withholding Taxes
The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable or otherwise deliverable, to any Company Securityholders under the Plan of Arrangement, such amounts as the Purchaser, the Company or the Depositary, as applicable, are required or reasonably believe to be required to deduct and withhold from such consideration under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the consideration payable pursuant to the Plan of Arrangement and shall be treated for all purposes under this Agreement as having been paid to the Company Securityholders in respect of which such
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deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.
Section 2.11	Support Agreements
The Company shall, concurrently with the signing of this Agreement, deliver to the Purchaser, Supporting Agreements which have been duly executed by Supporting Securityholders holding in the aggregate not less than 90% of the issued and Common Shares.
Section 2.12	List of Shareholders
At the reasonable request of the Purchaser from time to time, the Company shall, as soon as reasonably practicable, provide the Purchaser with a list of the registered Shareholders, together with their addresses and respective holdings of Shares, all as of a date that is as close as reasonably practicable to the date of delivery of such lists.
Section 2.13	Section 3(a)(10) Exemption
The Parties agree that the Arrangement will be carried out with the intention that all the Purchaser Securities issued under the Arrangement to the United States holders of the Company Shares will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act (the “Section 3(a)(10) Exemption”).  The Parties will take all commercially reasonable action to ensure the availability of the Section 3(a)(10) Exemption.
Section 2.14	U.S. Securities Law Matters
The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares issued pursuant to Arrangement will be issued by the Purchaser and the Company, as the case may be, in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof and pursuant to exemptions from applicable securities laws of any state of the United States. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:
(a)	the Arrangement will be subject to registration requirements of the U.S. Securities Act as appropriate;
(b)
pursuant to Section 2.2(ix) the Court will be advised as to the intention of the Parties to rely on the exemption under Section 3(a)(10) of the U.S. Securities Act prior to the hearing required to approve the Interim Order;

(c)	the Court will be required to satisfy itself as to the procedural and substantive fairness of the Arrangement to the Company Securityholders, subject to the Arrangement;
(d)
the Company will ensure that each person entitled to receive the Consideration pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

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(e)
each person entitled to receive the Consideration will be advised that the Consideration Shares issued pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued by the Purchaser in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act and pursuant to exemptions under applicable securities laws of any state of the United States and in Canada, upon Section 2.11 Business combination and reorganization of National Instrument 45-106 Prospectus Exemptions;

(f)
the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to the Company Securityholders;

(g)
the Interim Order approving the Company Meeting will specify that each Company Securityholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time and in accordance with the requirements of Section 3(a)(10) of the U.S. Securities Act; and

(h)	the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of the Purchaser or the Company pursuant to the Plan of Arrangement.”
Section 2.15	Withholding Taxes
The Company, the Purchaser and the Depositary will be entitled to deduct and withhold from any consideration otherwise payable to any Company Securityholder under the Plan of Arrangement (including any payment to any [needs to be defined] Dissenting Company Securityholder) such amounts as the Company, the Purchaser or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the Code, and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign Tax Law as counsel may advise is required to be so deducted and withheld by the Company, the Purchaser or the Depositary, as the case may be. For the purposes hereof, all such withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Authority by or on behalf of the Company, the Purchaser or the Depositary, as the case may be. To the extent necessary, such deductions and withholdings may be effected by selling any Company Shares to which any such person may otherwise be entitled under the Plan of Arrangement, and any amount remaining following the sale, deduction and remittance shall be paid to the person entitled thereto as soon as reasonably practicable.
Section 2.16	U.S. Tax Matters
For United States federal income tax purposes, the Parties intend to adopt this Agreement and the Plan of Arrangement as a plan of reorganization. Each Party shall use
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its commercially reasonable efforts to cause the transactions contemplated by this Agreement to qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code and will use commercially reasonable efforts to avoid taking any action that would cause the reorganization not to qualify as a reorganization in accordance with Section 368(a)(1)(B) of the Code. Each of the Parties shall report the transactions contemplated by this Agreement as a “reorganization” within the meaning of Section 368(a) of the Code (to the extent that the transaction is reportable under the Code) and shall not take any position that is contrary to such treatment, unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing, neither the Purchaser nor the Company makes any representation, warranty or covenant to any other Party or to any Company Securityholder, or holder of Purchaser securities (including, without limitation, stock options, warrants, debt instruments or other similar rights or instruments) regarding the U.S. tax treatment of the Arrangement, including, but not limited to, whether the Arrangement will qualify as a reorganization within the meaning of Section 368(a) of the Code or as a tax-deferred reorganization for purposes of any United States state or local income tax law.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Section 3.1	Representations and Warranties of the Company
(1)
Except as set forth in the Company Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in any section of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, disclosure for the purposes of) the representations and warranties of the Company that are contained in the corresponding section of this Agreement), the Company represents and warrants to the Purchaser as set forth in Schedule C and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)
The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.  This Section 3.1(2) will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

Section 3.2	Representations and Warranties of the Purchaser
(1)
The Purchaser represents and warrants to the Company as set forth in Schedule D and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)
The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.  This Section 3.2(2) will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

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ARTICLE 4
COVENANTS
Section 4.1	Conduct of Business of the Company.
(1)
The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless as required or permitted by this Agreement or otherwise agreed to in writing by the Purchaser, in its sole and absolute discretion, acting reasonably, the Company shall, and shall cause each of its Subsidiaries to:

(a)
conduct its business in the Ordinary Course and the Company shall use its best efforts to maintain and preserve its and its Subsidiaries’ business organization, assets, properties, employees, goodwill and business relationships with customers, suppliers, distributors, licensors, partners and other Persons with which the Company or any of its Subsidiaries has business relations and to perform and comply with all of its obligations under the Material Contracts;

(b)
the Company will cooperate and consult through meetings with the Purchaser, as the Purchaser may reasonably request, to allow the Purchaser to monitor, and provide reasonable input with respect to the direction of, any activities relating to the exploration and maintenance of the Company properties and discuss with the Purchaser prior to any required public disclosure of exploration results or other technical information, provided nothing contained in this Section 4.1(1)(a) shall prevent the Company from publicly disclosing any information required by Law or the rules or policies of the TSX-V after prior notice to the Purchaser;

(c)
(i) duly and on a timely basis file all Tax Returns required to be filed by it on or prior to the Effective Time and all such Tax Returns will be true, complete and correct in all material respects; (ii) timely pay all Taxes shown on such Tax Returns; and (iii) make all required withholdings and remittances in respect of Taxes.

(2)
Without limiting the generality of Section 4.1(1), the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless as required or permitted by this Agreement, or as otherwise agreed to in writing by the Purchaser, in its sole and absolute discretion, acting reasonably, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend the Company’s Constating documents or, in the case of any Subsidiary its articles of incorporation, articles of amalgamation or by laws;
(b)	split, combine or reclassify any securities of the Company or of any Subsidiary, undertake any capital reorganization, or reduction of capital or combination
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thereof or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);
(c)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of the Company or any of its Subsidiaries;
(d)
issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any securities of the Company or of any of its Subsidiaries or securities or rights exercisable or exchangeable for or convertible into securities of the Company or of any of its Subsidiaries, except for the issuance of Common Shares issuable upon the exercise of the currently outstanding Company Stock Options specified in Section (6)(c) of the Company Disclosure Letter;

(e)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, assets, securities, properties, interests or businesses;
(f)	enter into any joint venture or similar agreement, arrangement or relationship;
(g)	reorganize, amalgamate or merge the Company or any Subsidiary of the Company;
(h)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;
(i)
sell, pledge, lease, dispose of, lose the right to use, mortgage, license, encumber or otherwise dispose of or transfer any assets of the Company, or of any of its Subsidiaries, or any interest in any assets of the Company and its Subsidiaries;

(j)
make any capital expenditure or commitment to do so, provided that in the case of capital expenditure expended to address emergencies or other urgent matters involving the potential loss or damage to property or personal safety, the Purchaser’s consent shall not be required where it cannot be received in a reasonably expedient manner;

(k)
(i) make or rescind any Tax election, information schedule, return or designation, (ii)  settle or compromise any Tax claim, assessment, reassessment or liability, (iii) file any amended Tax Return, (iv) enter into any agreement with a Governmental Entity with respect to Taxes, (v) surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund, (vi) consent to the extension or waiver of the limitation period applicable to any Tax matter, (vii) amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Law; or (viii) make a request for any Tax ruling;

(l)	make any loans, advances or capital contributions to, or investments in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any other Person;
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(m)	prepay any long-term indebtedness before its scheduled maturity;
(n)
create, incur, assume or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof in any amount, other than (i) to pay Company Transaction Costs in respect of the Arrangement; and (ii) capital expenditures set forth in Section 4.1(2)(n)(ii) of the Company Disclosure Letter;

(o)	reduce the stated capital of any of its or its Subsidiaries’ outstanding shares;
(p)	grant any Lien (other than Permitted Liens) on any assets of the Company or its Subsidiaries;
(q)	enter into, amend, modify or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;
(r)	make any bonus or profit sharing distribution or similar payment of any kind;
(s)	make any material change in the Company’s methods of accounting, except as required by concurrent changes in IFRS;
(t)
grant any increase in the rate of wages, salaries, bonuses or other remuneration of any Company Employee or former Company Employee, except as may be required by Law or the terms of any written employment Contract;

(u)
(i) increase any severance, change of control or termination pay (or improvements to notice or pay in lieu of notice) to (or amend any existing arrangement with) any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (ii) increase the benefits payable under any existing severance or termination pay policies with any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (iii) increase the benefits payable under any employment, consulting or other agreements with any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (iv) enter into any employment, deferred compensation, consulting or other similar agreement (or amend any such existing agreement) with any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (v)  increase compensation, bonus levels or other benefits payable to any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (vi) adopt any new Employee Plan or any amendment or modification of an existing Employee Plan; (vii) increase or agree to increase, any funding obligation or accelerate, or agree to accelerate, the timing of any funding contribution under any Employee Plan; (viii)  grant any equity, equity-based or similar awards; or (ix) reduce the Company’s or its Subsidiaries work force;

(v)	cancel, waive, release, assign, settle or compromise any claims or rights;
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(w)	commence any litigation or waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations;
(x)
amend, modify, terminate, waive or fail to renew any right under any Material Contract or enter into any contract or agreement that would be a Material Contract if in effect on the date hereof or enter into any Contract or other transactions with any Company Employee or any director of the Company;

(y)
enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto or that would, after the Effective Time, limit or restrict the Company or any of its Subsidiaries, from competing in any location or line of business with any Person;

(z)
enter into, amend or modify any union recognition agreement, Collective Agreement or similar agreement with any trade union, employee association or representative body or take any action against Company Employees covered under Collective Agreements which knowingly would result in a grievance proceeding pursuant to Collective Agreements;

(aa)
except as contemplated in Section 4.9, amend, modify, terminate, cancel or let lapse any insurance (or re-insurance) policy of the Company or any Subsidiary in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(bb)
in respect of any assets of the Company or its Subsidiaries, waive, release, let lapse, grant or transfer any right or value or amend, modify or change, or agree to amend, modify or change, any existing Authorization, right to use, lease, contract, joint operating agreement, production sharing agreement, government land concession, Intellectual Property rights, or other document;

(cc)
abandon or fail to diligently pursue any application for any Authorizations, leases, permits or registrations or take any action, or fail to take any action, that could lead to the termination of any Authorizations, leases, permits or registrations;

(dd)	engage or enter into any Contract with any broker, finder or investment banker;
(ee)	change the auditors of the Company or any Subsidiary of the Company or any of their respective accounting policies; or
(ff)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.
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Section 4.2	Covenants of the Company Relating to the Arrangement
(1)
The Company shall perform, and shall cause its Subsidiaries to perform, all obligations required or desirable to be performed by the Company or any of its Subsidiaries under this Agreement, co-operate with the Purchaser in connection therewith, and shall use all commercially reasonable efforts to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)
use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(b)
use all commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable, in the sole discretion of the Purchaser, in connection with the Arrangement, (ii) required to be obtained under the Material Contracts in connection with the Arrangement or (iii) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Purchaser;

(c)
use all commercially reasonable efforts to effect all necessary or advisable registrations, filings and submissions of information required by Governmental Entities from the Company and its Subsidiaries relating to the Arrangement;

(d)
use all commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(e)
not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement;

(f)
use all commercially reasonable efforts to cause each of the directors and officers of the Company to vote in favour of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement as required by the Support Agreements;

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(g)
use all commercially reasonable efforts to obtain and deliver to the Purchaser at the Effective Time, customary mutual releases (in a form satisfactory to the Parties, acting reasonably) and, as applicable, resignations effective as of the Effective Time of those directors and officers of the Company, if any, or any its Subsidiaries, as may be requested by the Purchaser, and those employees and consultants of the Company, or any of its Subsidiaries, who receive severance or termination payments as a consequence of the Arrangement, and causing them to be replaced by Persons nominated by Purchaser, if any, effective as of the Effective Time; and

(h)
indemnify and save harmless the Purchaser and its affiliates and their respective directors, officers, employees, advisors and agents from and against any and all liabilities, claims demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which the Purchaser and its affiliates and their respective directors, officers, employees, advisors and agents may be subject or which the Purchaser and its affiliates and their respective directors, officers, employees, advisors and agents may suffer, whether under the provisions of any Law or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any Misrepresentation or alleged Misrepresentation in the Company Circular;
(ii)
any order made or inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity based upon any Misrepresentation or alleged Misrepresentation in the Company Circular or in any material filed by or on behalf of the Company in compliance or intended compliance with Securities Laws;

(iii)	the Company not complying with any requirement of Laws in connection with the transactions contemplated by this Agreement;
(iv)
the Company’s, or any of its affiliate’s or Subsidiary’s, admission of allegations made by a Governmental Authority concerning transactions and/or activities under this Agreement that such party or its directors, officers, employees or personnel  have violated Anti-Bribery Laws and Obligations applicable to such Party; or

(v)
the final adjudication concerning transactions and/or activities under this Agreement that such party or its directors, officers, employees or personnel  have violated Anti-Bribery Laws and Obligations applicable to such party, and such indemnity obligations in (iv) and (v) shall survive termination or expiration of this Agreement.
except that the Company shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise
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out of, or are based solely upon, any Misrepresentation or alleged Misrepresentation based on information included in the Company Circular relating to and provided by the Purchaser in writing for inclusion in the Company Circular, or the non-compliance by the Purchaser with any requirement of Laws in connection with the transactions contemplated by this Agreement.
(2)	The Company shall promptly notify the Purchaser in writing of:
(a)	any Material Adverse Effect or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect;
(b)	any of the representations and warranties provided by the Company in this Agreement becoming untrue, incomplete or inaccurate;
(c)
any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement;

(d)
any notice or other communication from any supplier, partner, customer, distributor or reseller to the effect that such supplier, partner, customer, distributor or reseller is terminating, may terminate or is otherwise materially adversely modifying, or may materially adversely modify, its relationship with the Company, or any of its Subsidiaries, as a result of this Agreement or the Arrangement;

(e)
any notice or other communication from any Governmental Entity in connection with this Agreement or the Arrangement (and contemporaneously provide a copy of any such written notice or communication to the Purchaser); or

(f)
any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or that relate to this Agreement or the Arrangement.

(3)
The Company will, in all material respects, conduct itself so as to keep the Purchaser fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of confidentiality obligation owed to a third party for which a waiver could not be obtained.

Section 4.3	Covenants of the Purchaser Relating to the Arrangement
(1)	The Purchaser covenants and agrees that, except with the consent of the Company, such consent not to be unreasonably withheld, the Purchaser will:
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(a)	not commence to undertake a substantial or unusual expansion of its business facilities or an expansion that is out of the ordinary course of business consistent with prior practice;
(b)
other than as contemplated by this Agreement, not split, combine or reclassify any of its outstanding shares, nor declare or pay any dividends on or make any other distributions (in either case, in stock or property) on or in respect of its outstanding shares;

(c)	other than as contemplated by this Agreement, not amend its bylaws or articles or other constating documents;
(d)	not adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Purchaser;
(e)	other than as contemplated by this Agreement, not to issue any Purchaser Shares or securities convertible into Purchaser Shares;
(f)	not acquire or agree to acquire any of its outstanding shares or other securities;
(g)
not reorganize, amalgamate or merge with any other person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

(h)	not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;
(i)	not enter into any material contract, agreement, license, franchise, lease transaction, commitment or other right or obligation;
(j)	not incur any debt or liability or make any payments outside of the ordinary course of business;
(k)	not take any action that would reasonably be expect to prevent or significantly impede the Arrangement; and
(l)	promptly advise the Company orally and, if then requested, in writing, with the full particulars of any:
(i)
event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Purchaser contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the date of this Agreement), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

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(ii)	Material Adverse Change in respect of the Purchaser; and
(iii)	breach by the Purchaser of any covenant or agreement contained in this Agreement.
(2)
The Purchaser shall perform all obligations required or desirable to be performed by the Purchaser under this Agreement and shall do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and without limiting the generality of the foregoing, the Purchaser shall:

(a)	use all reasonable efforts to apply for, and obtain, all necessary approvals of the OTC and NYSE, including approval of and for the Purchaser Consolidation;
(b)	use all reasonable efforts to carry out all actions necessary to ensure the availability of the exemption from registration under Section 3(a)(10) of the U.S. Securities Act;
(c)	defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;
(d)
use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to it which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

(e)
in connection with the Arrangement and other transactions contemplated hereby, use its reasonable efforts to obtain, before the Effective Date, all necessary waivers, consents and approvals required to be obtained by the Purchaser;

(f)	use all reasonable efforts to satisfy all conditions precedent set forth in this Agreement.
Section 4.4	Regulatory Approvals
(1)
As soon as reasonably practicable after the date hereof, the Company shall make all notifications, filings, applications and submissions with Governmental Entities required or advisable, in the sole discretion of the Purchaser, and shall obtain and maintain, any other Regulatory Approvals (including any consent, waiver, permit, order or approval relating to a production sharing contract) considered by the Purchaser, in its sole discretion, to be required to discharge the Company’s obligations under this Agreement or otherwise advisable, in the sole discretion of the Purchaser, under Laws in connection with the Arrangement and this Agreement.

(2)
Subject to Law, the Parties shall cooperate with one another in connection with obtaining the Regulatory Approvals including providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is

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required or advisable, in the sole discretion of the Purchaser, in connection with obtaining the Regulatory Approvals and use their reasonable best efforts to ensure that such information does not contain a Misrepresentation.
(3)
The Parties shall (a) cooperate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals and (b) shall not make any submissions or filings, participate in any substantive meetings or any conversations with any Governmental Entity in respect of any filings, investigations or other inquiries related to the Arrangement or this Agreement unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Entity, gives the other Party a reasonable opportunity to review drafts of any submissions or filings, or attend and participate in any substantive meetings or communications. Despite the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with the other Party to address reasonable solicitor-client or other privilege or confidentiality concerns or prevent the disclosure of competitively-sensitive information, provided that a Party must provide external legal counsel to the other Party non-redacted versions of drafts or final submissions, filings or other written communications with any Governmental Entity on the basis that the redacted information will not be shared with its clients.

Section 4.5	Access to Information; Confidentiality
(1)
From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to Law and the terms of any existing Contracts, the Company shall, and shall cause its Subsidiaries and their respective officers, directors, Company Employees, independent auditors, advisers and agents to, afford the Purchaser and its affiliates and to their respective officers, employees, agents and representatives (including lenders and potential lenders) such access as the Purchaser may reasonably require during regular business hours of the Company, including for the purpose of facilitating post-closing business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall make available to the Purchaser all data and information as the Purchaser may reasonably request (including continuing access to the Data Room). Without limiting the foregoing, and subject to the terms of any existing Contracts, the Company shall, upon the Purchaser’s request, facilitate discussions between the Purchaser and any third party from whom consent may be required.

(2)
Investigations made by or on behalf of the Purchaser, whether under this Section 4.5 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.

(3)
The Purchaser acknowledges that the Confidentiality Agreement continues to apply and that any information provided under Section 4.5(1) above that is non-public and/or proprietary in nature shall be subject to the terms of the Confidentiality Agreement. The obligations under the Confidentiality Agreement shall survive the termination of this Agreement.

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Section 4.6	Privacy Matters
(1)
For the purposes of this section, “Transferred Information” means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) to be disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Recipient prior to the execution of this Agreement.

(2)
Each Disclosing Party acknowledges and confirms that the disclosure of Transferred Information is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated herein, and that the disclosure of Transferred Information relates solely to the carrying on of the business and the completion of the transactions contemplated herein.

(3)
Each Disclosing Party covenants and agrees to, upon request, use reasonable efforts to advise the Recipient of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by Law, obtained the consent of such individual to such use or disclosure.

(4)
In addition to its other obligations hereunder, Recipient covenants and agrees to: (a) prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions; (b) after the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (i) the Disclosing Party or Recipient have first notified such individual of such additional purpose, and where required by Law, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by Law, without notice to, or consent from, such individual; (c) where required by Law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to Recipient; (d) return or destroy the Transferred Information, at the option of the Disclosing Party, should the transactions contemplated herein not be completed; and (e) notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information to Recipient requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to not require or accept the disclosure or transfer of such Transferred Information until the Disclosing Party has first notified such individual of such disclosure or transfer and the purpose for same, and where required by Law,

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obtained the individual’s consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by Law.

(5)
Recipient shall at all times keep strictly confidential all Transferred Information provided to it, and shall instruct those employees or advisors responsible for processing such Transferred Information to protect the confidentiality of such information in a manner consistent with the Recipient’s obligations hereunder and according to applicable Laws.

(6)
Recipient shall ensure that access to the Transferred Information shall be restricted to those employees or advisors of the respective Recipient who have a bona fide need to access such information in order to complete the transactions contemplated herein.

Section 4.7	Public Communications
The Company and the Purchaser shall agree on the text of any press releases by which the Company and the Purchaser announce (1) the execution of this Agreement, and (2) the completion of the Arrangement. The Parties shall co-operate in the preparation of presentations, if any, to Shareholders or other Persons regarding the Arrangement. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Company must not make any submission or filing with any Governmental Entity with respect to this Agreement or the Arrangement without the consent of the Purchaser (which consent shall not be unreasonably withheld or delayed); provided that any Party that, in the opinion of its outside legal counsel, is required to make disclosure or filing by Law shall use its best efforts to give the other Party prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.
Section 4.8	Notice and Cure Provisions
(1)	Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:
(a)
cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.
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(2)
Notification provided under this Section 4.8 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)
The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) the date that is 5 Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting, unless the Parties agree otherwise, the Company shall postpone or adjourn the Company Meeting to the earlier of (a) 5 Business Days prior to the Outside Date and (b) the date that is 5 Business Days following receipt of such Termination Notice by the Breaching Party. For the purposes of this Section 4.8, a breach by the Purchaser of a representation, warranty or covenant contained in Section 2.9 shall be deemed to be a Wilful Breach.  For the purposes of this Section 4.8, any breach by the Company of a covenant or obligation in Article 5 or a Wilful Breach by the Company or the Purchaser of any representation, warranty or covenant contained herein shall be deemed not to be capable of being cured.

Section 4.9	Indemnification
(1)
The Purchaser shall honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and its Subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than 1 year from the Effective Date.

(2)	The provisions of this Section 4.9 shall be binding, jointly and severally, on all successors of the Purchaser.
ARTICLE 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION
Section 5.1	Non-Solicitation
(1)
Except as expressly provided in this Article 5, the Company and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of the Company or of any of its Subsidiaries (collectively “Representatives”), or otherwise, and shall not permit any such Person to:

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(a)
solicit, assist, participate, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer (whether publicly or otherwise) that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)
enter into or otherwise engage or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or offer or provide access to the business, properties, assets, books or records of the Company or any of its Subsidiaries or otherwise cooperate in any way with any Person (other than the Purchaser and its affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(c)	withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, the Board Recommendation;
(d)	make any public announcement or take any other action inconsistent with the Board Recommendation;
(e)
accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any publicly announced or otherwise publicly disclosed Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five Business Days following such public announcement or disclosure will not be considered to be in violation of this Section 5.1 provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five Business Day period (or in the event that the Company Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Company Meeting)), and it being further understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of more than five Business Days shall be considered to be a violation of this Section 5.1; or

(f)
accept, approve, endorse, recommend or execute or enter into (other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3) or publicly propose to accept, approve, endorse, recommend or execute or enter into any agreement, understanding or arrangements (including any letter of intent or agreement in principle) in respect of or in any way related to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or providing for the payment of any break, termination or other fees or expenses to any Person in the event the Company completes the transactions contemplated hereby.

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(2)
The Company shall, and shall cause its Subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiation, or other activities commenced prior to the date of this Agreement with any Person (other than the Purchaser and its affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, the Company will:

(a)
immediately discontinue access to and disclosure of all information, including any data room and any confidential information (including, without limitation, the information in the Data Room), properties, facilities, books and records of the Company or of any of its Subsidiaries; and

(b)
as soon as possible following the execution of this Agreement request, and exercise all rights it has to require, to the extent that it is entitled to do so, (i) the return or destruction of all copies of any confidential information regarding the Company or any Subsidiary provided to any Person other than the Purchaser and its affiliates, or (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any Subsidiary, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3)
The Company represents and warrants that the Company has not waived any confidentiality, standstill or similar agreement or restriction applicable to another Person to which the Company or any Subsidiary is a party, and further covenants and agrees that (a) the Company shall take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company or any Subsidiary is a party, and (b) neither the Company, nor any Subsidiary or any of their respective Representatives have or will, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company or any Subsidiary is a party.

Section 5.2	Notification of Acquisition Proposals
If the Company, or any of its Subsidiaries, or any of their respective Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute, or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any Subsidiary, including information, access, or disclosure relating to the properties, facilities, books or records of the Company or any Subsidiary, the Company shall immediately notify the Purchaser, at first orally, and then promptly and in any event within 24 hours in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the Acquisition Proposal,
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inquiry, proposal, offer or request, and shall provide the Purchaser with copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Person and such other details of such Acquisition Proposal, inquiry, proposal, offer or request as the Purchaser may request. The Company shall keep the Purchaser fully informed on a current basis of the status of developments and (to the extent permitted by Section 5.3) negotiations with respect to any Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and shall provide to the Purchaser copies of all material or substantive correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence sent or communicated to the Company by or on behalf of any Person making any such Acquisition Proposal, inquiry, proposal, offer or request.
Section 5.3	Responding to an Acquisition Proposal
(1)
Notwithstanding Section 5.1 or any other agreement between the Parties (including the Confidentiality Agreement), if at any time prior to obtaining the Required Approval, the Company receives a written Acquisition Proposal (which has not be solicited in violation of this Agreement), the Company may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of the Company or its Subsidiaries, if and only if:

(a)
the Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal, and, after consultation with its outside legal counsel, that the failure to engage in such discussions or negotiations would be inconsistent with its fiduciary duties;

(b)
such Person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with the Company or any of its Subsidiaries;

(c)	the Company has been, and continues to be, in compliance with its obligations under this Article 5;
(d)
the Company enters into a confidentiality and standstill agreement with such Person substantially in the same form as the Confidentiality Agreement and any copies, access or disclosure provided to such Person shall have already been (or simultaneously be) provided to the Purchaser; and

(e)	the Company promptly provides the Purchaser with:
(i)
one Business Day’s prior written notice stating the Company’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure and that the Board has determined that failure to take such action would be inconsistent with its fiduciary duties; and

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(ii)
prior to participating in such discussions or negotiations and providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.3(1)(d); and

(2)
Nothing contained in this Article 5 shall prevent the Board from complying with Section 2.17 of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal.

Section 5.4	Right to Match
(1)
If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to obtaining the Required Approval, the Board may, subject to compliance with Article 7, authorize the Company to enter into an Alternate Agreement with respect to such Superior Proposal, if and only if:

(a)
the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction;

(b)	the Company has been, and continues to be, in compliance with its obligations under this Article 5;
(c)
the Company has delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to authorize the Company to enter into such Alternate Agreement with respect to such Superior Proposal, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal (the “Superior Proposal Notice”);

(d)
the Company has provided the Purchaser a copy of the proposed Alternate Agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to the Company in connection therewith;

(e)
at least 10 Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received all of the materials set forth in Section 5.4(1)(d);

(f)
during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

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(g)
after the Matching Period, the Board (i) has determined in good faith, after consultation with its outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2)) and (ii) has determined in good faith, after consultation with its outside legal counsel, that it is necessary for the Board to authorize the Company to enter into an Alternate Agreement with respect to such Superior Proposal in order to satisfy their fiduciary duties; and

(h)	prior to or concurrent with entering into of such an Alternate Agreement, the Company terminates the Agreement pursuant to Section 7.2(1)(c)(ii) and pays to Purchaser the Termination Fee.
(2)
During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Board shall review any offer made by the Purchaser under Section 5.4(1)(f) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall, and shall cause its financial and legal advisors to, negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)
Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4, and the Purchaser shall be afforded a new ten Business Day Matching Period from the later of the date on which the Purchaser received a Superior Proposal Notice and the date on which the Purchaser received all of the materials set forth in Section 5.4(1)(d) with respect to the new Superior Proposal from the Company.

(4)
The Board shall promptly reaffirm the Board Recommendation by electronic communication to its shareholders after the Board determines that an Acquisition Proposal which has been communicated to shareholders is not a Superior Proposal, or the Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such communication and shall make all reasonable amendments as requested by the Purchaser and its counsel.

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(5)
The Company shall advise its Subsidiaries and their respective Representatives of the prohibitions set out in this Article 5. Any violation of the restrictions set forth in this Article 5 by the Company, its Subsidiaries or their respective Representatives is deemed to be a breach of this Article 5 by the Company. Furthermore, the Company shall be responsible for any breach of this Article 5 by it, its Subsidiaries and their respective Representatives.

(6)
The Purchaser agrees that all information that may be provided to it by the Company with respect to any Acquisition Proposal pursuant this Article 5 shall be treated as if it were confidential information and will not be disclosed or used except in accordance with the provisions of the Confidentiality Agreement or in order to enforce its rights under this Agreement in legal proceedings.

ARTICLE 6
CONDITIONS
Section 6.1	Mutual Conditions Precedent
The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:
(1)
Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Shareholders at the Company Meeting in accordance with the Interim Order, and in form and substance satisfactory to each of the Company and the Purchaser, each acting reasonably.

(2)
Interim Order and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and in form and substance satisfactory to each of the Company and the Purchaser, each acting reasonably, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)
Purchaser Consolidation.  The Purchaser Consolidation shall have been approved by the Board of Directors of the Purchaser, or conditionally approved if the Company agrees that the conditions to such approval are reasonable and capable of fulfillment in a time period acceptable to the Company, in the Company’s sole discretion.

(4)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement.
(5)
Articles of Arrangement. The Articles of Arrangement to be filed with the Registrar under the ABCA in accordance with this Agreement shall be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

(6)	Market Approvals. The necessary conditional approvals or equivalent approvals, as the case may be, of the TSX-V, OTC and NYSE American will have been obtained; and
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(7)	Outside Date. The Effective Date will be on or before the Outside Date.
Section 6.2	Additional Conditions Precedent to the Obligations of the Purchaser
The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or as of the Effective Time, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:
(1)	Representations and Warranties.
The representations and warranties of the Company were true and correct as of the date of this Agreement and are true and correct as of the Effective Time, in all respects and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.
(2)
Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(3)	Certified Resolutions. The Company shall have furnished the Purchaser with:
(a)	certified copies of the resolutions passed by the Board approving this Agreement and the consummation of the transactions contemplated by this Agreement; and
(b)	a certified copy of the Arrangement Resolution.
(4)	Dissent Rights. Dissent Rights have not been validly exercised, and not withdrawn, with respect to more than 5% of any class of the issued and outstanding Shares.
(5)	Support Agreements. There has not been any breach of any of the Support Agreements by any of the Supporting Securityholders.
(6)
Change of Control Payments.  Each of the Persons listed in Schedule (39) of the Company Disclosure Letter, and each Person entitled to a change of control payment, golden parachute payment, severance payment, retention payment, or other cash payment, compensation or benefit upon the consummation of, or relating to, the Arrangement or any other transaction contemplated by this Agreement, shall have waived his, her or its entitlement to such payment in a form satisfactory to Purchaser in its sole discretion.

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(7)	Options. All Company Stock Options, as of the Effective Time, shall have been exercised or cancelled.
(8)
Net Debt.  As at the Effective Time, the Company Net Debt shall not exceed $1,000,000 plus amounts incurred in connection with the Arrangement, unless additional debt is issued by the Company to close an Additional Transaction.

(9)	Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect after the date hereof and prior to the Effective Time.
(10)	No Legal Action. There is no action or proceeding (whether, for greater certainty, by a Governmental Entity or any other Person) pending or threatened in any jurisdiction to:
(a)
cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Shares, including the right to vote the Shares;

(b)
prohibit or restrict the Arrangement or any of the terms and conditions of the transactions contemplated herein or seeking to obtain from the Company or the Purchaser any material damages directly or indirectly in connection with the Arrangement;

(c)
prohibit or restrict the ownership or operation by the Purchaser or its affiliates of the business or assets of the Purchaser, its affiliates, the Company or any of the Company’s Subsidiaries, or compel the Purchaser to dispose of or hold separate any material portion of the business or assets of the Purchaser, its affiliates, the Company or any of the Company’s Subsidiaries as a result of the Arrangement; or

(d)	prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect.
(11)	Discharge of Security. All Liens set forth in Schedule (8)(c) of the Company Disclosure Letter shall be satisfied, removed, released or discharged to the satisfaction of Purchaser, acting reasonably.
(12)
Approvals.  All Regulatory Approvals (including any consent, waiver, permit, order or approval relating to a production sharing contract) and all other third party consents, waivers, permits, orders and approvals that are necessary, proper or advisable, in the sole discretion of the Purchaser, to consummate the transactions contemplated by this Agreement and the failure of which to obtain, individually or in the aggregate, would be expected to have a Material Adverse Effect, would be reasonably expected to be material and adverse to the Purchaser or would prevent or materially impair or delay or could reasonably be expected to prevent or materially impair or delay the consummation of the Arrangement by the Outside Date, shall have been obtained or received on terms that are acceptable to the Purchaser, acting reasonably.

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Section 6.3	Additional Conditions Precedent to the Obligations of the Company
The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or as of the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:
(1)
Representations and Warranties. The representations and warranties of the Purchaser which are qualified by references to materiality were true and correct as of the date of this Agreement and are true and correct as of the Effective Time, in all respects, and all other representations and warranties of the Purchaser were true and correct as of the date of this Agreement and are true and correct as of the Effective Time, in all material respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not materially impede completion of the Arrangement, and the Purchaser has delivered a certificate confirming same to the Company, executed by two officers of the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

(2)
Performance of Covenants. The Purchaser has fulfilled or complied in all material respects with each of the covenants of the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, except where the failure to comply with such covenants, individually or in the aggregate, would not materially impede completion of the Arrangement, and the Purchaser has delivered a certificate confirming same to the Company, executed by two officers of the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

Section 6.4	Satisfaction of Conditions
The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Registrar.
ARTICLE 7
TERM AND TERMINATION
Section 7.1	Term
This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
Section 7.2	Termination
(1)	This Agreement may be terminated prior to the Effective Time by:
(a)	the mutual written agreement of the Parties; or
(b)	either the Company or the Purchaser if:
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(i)
the Arrangement Resolution is not approved by the Shareholders at the Company Meeting in accordance with the Interim Order, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(i) if the failure to obtain such approval has been caused by or is the result of a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)
after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) has used its commercially reasonable efforts to appeal such Law (provided such Law is an order, injunction, judgement, decree or ruling) or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(iii)
the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(c)	the Company if:
(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 6.3(1) not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.8(3); provided that any Wilful Breach shall be deemed to be incurable and the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) not to be satisfied; or

(ii)
prior to obtaining the Required Approval, the Board authorizes the Company to enter into a definitive agreement (other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3) with respect to a Superior Proposal in accordance with Section 5.4, provided the Company is then in compliance with Article 5 and that prior to or concurrent with such termination the Company pays the Termination Fee, all in accordance with Section 5.4(1)(h); or

(d)	the Purchaser if:
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(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2 not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.8(3); provided that any Wilful Breach shall be deemed to be incurable and the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.3(1) not to be satisfied;

(ii)
(A) the Board or any committee of the Board fails to recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Board Recommendation, (B) the Board or any committee of the Board accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal  or takes no position or remains neutral with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than five Business Days (or beyond the Business Day prior to the date of the Company Meeting, if sooner)), (C) the Board or any committee of the Board accepts, approves, endorses, recommends or executes or enters into or authorizes the entering into by the Company (other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3) or proposes to accept, approve, endorse, recommend or execute or enter into or authorizes the entering into by the Company any agreement, letter of intent, understanding or arrangement in respect of an Acquisition Proposal, (D) the Board or any committee of the Board fails to reaffirm the Board Recommendation within five Business Days after having been requested in writing by the Purchaser to do so (or in the event that the Company Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Company Meeting), or (E) the Company breaches Article 5 in any material respect; or

(iii)	there has occurred a Material Adverse Effect.
(2)
The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3	Effect of Termination/Survival
If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 4.9 shall survive for a period of one year following such termination; and (b) in the event of termination under Section 7.1 or Section 7.2, this Section 7.3, and Section 8.2 through and including Section 8.16 shall survive.
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ARTICLE 8
 GENERAL PROVISIONS
Section 8.1	Amendments
This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Shareholders, and any such amendment may, subject to the Interim Order and Final Order and Laws, without limitation:
(a)	change the time for performance of any of the obligations or acts of the Parties;
(b)	waive any inaccuracies or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;
(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or
(d)	waive compliance with or modify any conditions contained in this Agreement;
provided that no such amendment reduces or materially adversely affects the Consideration to be received by Shareholders without approval by the affected Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.
Section 8.2	Termination Fee
(1)
Despite any other provision in this Agreement relating to the payment of fees and expenses, if a Termination Fee Event occurs, the Company shall pay the Purchaser the Termination Fee in accordance with Section 8.2(3).

(2)	For the purposes of this Agreement, “Termination Fee Event” means the termination of this Agreement:
(a)	by the Company, pursuant to Section 7.2(1)(c)(ii) [To enter into a Superior Proposal]; or
(b)
pursuant to any subsection of Section 7.2 if at such time the Purchaser is or was entitled to terminate this Agreement pursuant to: (i) Section 7.2(1)(d)(i);(ii) Section 7.2(1)(d)(ii); and (iii) 7.2(1)(d)(iii)

(3)
If a Termination Fee Event occurs due to a termination of this Agreement, the Termination Fee shall be paid within two Business Days following such Termination Fee Event and after such event but prior to payment of such amount, the Company shall and shall be deemed to hold such funds in trust for the Purchaser. Any Termination Fee shall be paid by the Company to the Purchaser (or as the Purchaser may direct by notice in writing), by wire transfer in immediately available funds to an account designated by the Purchaser.

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(4)
If the Company terminates this Agreement pursuant to Section 7.2(1)(c)(i) the Purchaser shall pay or cause to be paid to the Company an expense reimbursement payment (the “Purchaser Expense Reimbursement Payment”) in an amount equal to $1,000.

(5)
The Parties acknowledge that the agreements herein an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement, and that the Termination Fee  and Purchaser Expense Reimbursement Payment set out herein represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Party will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. The Purchaser agrees that the payment of the Termination Fee is the sole monetary remedy of the Purchaser in respect of the event giving rise to such payment. The Company agrees that the payment of the Purchaser Expense Reimbursement Payment is the sole monetary remedy of the Company in respect of the event giving rise to such payment. The Purchaser shall also have the right to injunctive relief and other equitable relief in accordance with Section 8.4 to prevent breaches or threatened breaches of this Agreement and to enforce compliance with the terms of this Agreement.

Section 8.3	Expenses and Fees
(1)
All out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of either Party incurred prior to or after the Effective Time in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

(2)
The Company confirms that no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 8.4	Injunctive Relief and Remedies
The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.
Section 8.5	Notices.
Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:
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(a)	to the Purchaser at:
Petrolia Energy Corporation
710 N Post Oak, Suite 512
Houston, Texas
77024
Attention: James Burns
Email: James.B@petroliaenergy.com
(b)	to the Company at:
Bow Energy Ltd.
16th Floor, 205 – 5th Ave SW
Calgary, Alberta T2P 2V7
Attention: Mo Fazil
Email: mfazil@bowenergy.com
Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:30 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.
Section 8.6	Time of the Essence.
Time is of the essence in this Agreement.
Section 8.7	Third Party Beneficiaries.
(1)
Except as provided in Section 4.2(1)(h) and Section 4.9 which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.7 as the “Indemnified Persons”), the Company and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2)
Despite the foregoing, the Parties acknowledge to each of the Indemnified Persons their direct rights against the applicable Party under Section 4.2(1)(h) and Section 4.9, respectively, of this Agreement, which are intended for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Company or the Purchaser, as applicable, confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf.

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Section 8.8	Waiver.
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.
Section 8.9	Entire Agreement.
This Agreement, together with the Confidentiality Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement and the Confidentiality Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.
Section 8.10	Successors and Assigns.
(1)
This Agreement becomes effective only when executed by the Company and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company and the Purchaser and their respective successors and permitted assigns.

(2)
Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, provided that the Purchaser may assign all or part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that if such assignment and/or assumption takes place, the Purchaser shall continue to be liable joint and severally with such affiliate, as the case may be, for all of its obligations hereunder.

Section 8.11	Severability.
If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
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Section 8.12	Governing Law.
(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the State of Texas applicable therein.
(2)
Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the state and federal courts situated in Harris County, Houston, Texas, U.S.A. and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.13	Rules of Construction.
The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.
Section 8.14	No Liability.
No former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, attorney, incorporator, representative, affiliates, members, managers, general or limited partners or assignees of the Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser. No director or officer of the Company shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company.
Section 8.15	Language.
The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.
[Remainder of page intentionally left blank. Signature page follows.]
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Section 8.16	Counterparts.
This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.
BOW ENERGY LTD.
By:
Name: Title:	Mo Fazil President

PETROLIA ENERGY CORPORATION
By:
Name: Title:	James Burns President

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SCHEDULE A
PLAN OF ARRANGEMENT
PLAN OF ARRANGEMENT
UNDER SECTION 193 OF THE
BUSINESS CORPORATIONS ACT (ALBERTA)

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SCHEDULE B
ARRANGEMENT RESOLUTION
BE IT RESOLVED THAT:
(6)
The arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) of Bow Energy Ltd. (the “Company”) involving Petrolia Energy Corporation (the “Purchaser”), the Company and the shareholders of the Company, pursuant to the arrangement agreement dated November 21, 2017 (the “Arrangement Agreement”) between the Company and the Purchaser, all as more particularly described and set forth in the management information circular of the Company dated November ●, 2017 (the “Circular”), accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms and all transactions contemplated therein) is hereby authorized, approved and adopted.

(7)
The plan of arrangement, as it has been or may be modified or amended in accordance with the Arrangement Agreement and its terms, involving the Company (the “Plan of Arrangement”), the full text of which is set out as Schedule A to the Arrangement Agreement, is hereby authorized, approved and adopted.

(8)
The Arrangement Agreement, the actions of the directors of the Company in approving the Arrangement and the actions of the officers of the Company in executing and delivering the Arrangement Agreement and any modifications or amendments thereto are hereby ratified and approved.

(9)
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta (the “Court”), the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of the Shareholders: (a) to amend or modify the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

(10)
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, for filing with the Registrar under the ABCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

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(11)
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

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SCHEDULE C
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
(1)
Organization and Qualification. The Company and each of its Subsidiaries is a corporation incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted. The Company and each of its Subsidiaries is qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which such qualification, licensing or registration is necessary except to the extent that any failure of the Company or any Subsidiary to be so qualified, licensed or registered or to be in good standing would not materially affect the business of the Company or its Subsidiaries, and has all Authorizations required to own, lease and operate its properties and assets and to conduct its business as now owned and conducted.

(2)
Corporate Authorization. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than approval by the Shareholders in the manner required by the Interim Order and Law and approval by the Court.

(3)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)
Governmental Authorization. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by any of its Subsidiaries other than: (a) the Interim Order and any approvals required by the Interim Order; (b) the Final Order; and (c) filings with the Registrar under the ABCA.

(5)
Non-Contravention. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

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(a)	contravene, conflict with, or result in any violation or breach of the Company’s Constating Documents or the organizational documents of any of its Subsidiaries;
(b)
contravene, conflict with, or result in any violation or breach of any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which the Company or any Subsidiary is a party or to which it or any Subsidiary, or any of its or its Subsidiaries’ properties or assets, may be subject or by which the Company or any Subsidiary is bound;

(c)	assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of Law;
(d)
allow any Person to exercise any rights, require any consent or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Material Contract or any Authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; or

(e)	result in the creation or imposition of any Lien upon any of the properties or assets of the Company or its Subsidiaries.
(6)	Capitalization.
(a)
The authorized capital of the Company consists of an unlimited number of Shares. As of the date of this Agreement, there were: (i) 92,310,184 Common Shares outstanding; and (ii) Company Stock Options to acquire an aggregate of 9,046,478 Shares. Except for the Shares there are no other shares of any class or series in the capital of the Company outstanding. Except for the Company Stock Options, there are no outstanding options, warrants, convertible securities or other rights, shareholder rights plans, agreements or commitments of any character whatsoever (pre-emptive, contingent or otherwise) requiring or which may require the issuance, sale or transfer by the Company or any of its Subsidiaries of any securities of the Company or any of its Subsidiaries (including Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to subscribe for or acquire, any securities of or other equity or voting interests in the Company or any of its Subsidiaries (including Shares).

(b)
All outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of the Shares issuable upon the exercise of Company Stock Options under the Company Stock Option Plan have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be

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subject to or issued in violation of, any pre-emptive rights. There are no outstanding contractual or other obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of the Company’s or any Subsidiary’s securities, or qualify securities for public distribution in Canada or elsewhere. Other than the Shares, there are no securities or other instruments or obligations of the Company or of any of its Subsidiaries that carry (or which is convertible into, or exchangeable for, securities having) the right to vote generally with the Shareholders on any matter. Neither the Company nor any of its Subsidiaries is a party to any voting agreements with respect to any shares in the capital of or other equity or voting interests in the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date hereof, other than the Support Agreements, there are no irrevocable proxies and no voting agreements with respect to any shares in the capital of, or other equity or voting interests in, the Company or any of its Subsidiaries. All outstanding Shares have been issued, and all outstanding Company Stock Options have been granted, in compliance with all applicable Securities Laws and other Laws.

(c)
Schedule (6)(c) of the Company Disclosure Letter sets forth, in respect of each Company Stock Option outstanding as of the date of this Agreement (all of which are “out-of-the-money” based on their exercise price and the Consideration): (i) the number of Shares issuable therefor; (ii) the purchase price payable therefor upon exercise; (iii) the date of grant; (iv) the date of expiry; and (v) the name of the registered holder, identifying whether such holder is not an employee of the Company or of its Subsidiaries. All grants of Company Stock Options have been duly authorized by the Board (or a duly authorized committee thereof) in compliance with Law and the terms of the respective plan, and have been recorded on the Company’s Financial Statements in accordance with IFRS, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar concept.

(7)
Shareholders’ and Similar Agreements. Other than the Support Agreements, neither the Company nor any of its Subsidiaries is subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the Company or of any of its Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Company or in any of its Subsidiaries.

(8)	Subsidiaries.
(a)	The only Subsidiaries of the Company are set out in Schedule (8)(b) of the Company Disclosure Letter.
(b)
The following information with respect to each Subsidiary of the Company is accurately set out in Schedule (8)(b) of the Company Disclosure Letter: (i) its name; (ii) the number, type and principal amount, as applicable, of its outstanding equity securities or other equity interests and a list of registered

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holders of capital stock or other equity interests; and (iii) its jurisdiction of incorporation, organization or formation.
(c)
Other than as disclosed in Schedule (8)(c), the Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each of its Subsidiaries, free and clear of any Liens (other than Permitted Liens), all such shares or other equity interests so owned by the Company have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights.

(d)	Except for the shares or other equity interests owned by the Company in any Subsidiary, the Company does not own, beneficially or of record, any equity interests of any kind in any other Person.
(e)
Other than as disclosed in Section (8)(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any joint venture, partnership, profit sharing arrangement or similar arrangement with a third party.

(9)	Reporting Issuer Status and Securities Law Matters.
(a)
The Company is a “reporting issuer” within the meaning of applicable Securities Laws in each of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and New Brunswick, and not on the list of reporting issuers in default under applicable Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Company, and the Company is not in default of any material provision of applicable Securities Laws. Trading in the Bow Shares is not currently halted or suspended on the TSX-V. No delisting, suspension of trading or cease trading order with respect to any securities of the Company is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, no inquiry, review or investigation (formal or informal) of the Company by any securities commission or similar regulatory authority under applicable Securities Laws, the TSX-V is in effect or ongoing or expected to be implemented or undertaken. Except as set forth above in this Section 3.1(i), the Company is not subject to continuous disclosure or other public reporting requirements under any Securities Laws or any securities Laws. The documents and information comprising the Public Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects with applicable Securities Laws and, where applicable, the rules and policies of the TSX-V and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has publicly disclosed in the Public Disclosure Record all information regarding any event, circumstance or action taken or failed to be taken which could, individually

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or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company is up-to-date in all forms, reports, statements and documents, including financial statements and management’s discussion and analysis, required to be filed by the Company under applicable Securities Laws and the rules and policies of the TSX-V. The Company has not filed any confidential material change report that at the date hereof remains confidential.
(b)
The Company does not have, nor is it required to have, any class of securities registered under the Securities Exchange Act of 1934 of the United States of America, nor is the Company subject to any reporting obligation (whether active or suspended) pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 of the United States of America. The Company is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to section 12(g) of the Securities Exchange Act of 1934 of the United States of America, is not an investment company registered or required to be registered under the Investment Company Act of 1940 of the United States of America, and is a “foreign private issuer” (as such term is defined in Rule 3b-4 under the Securities Exchange Act of 1934 of the United States of America). No securities of the Company have been traded on any national securities exchange in the United States of America during the past 12 calendar months.

(c)	The Company is a “foreign private issuer” within the meaning of Rule 405 of Regulation C under the U.S. Securities Act.
(d)	The Company is not registered, and is not required to be registered, as an “investment company” pursuant to the U.S. Investment Company Act.
(e)	The Company is currently subject to the reporting requirements of the U.S. Exchange Act under Section 13(a) thereof and the Exeter Shares are registered under Section 12(b) of the U.S. Exchange Act.
(10)	Financial Statements.
(a)
The Company Financial Statements: (i) were prepared in accordance with IFRS and Law; (ii) complied as to form in all material respects with applicable accounting requirements in Canada; and (iii) fairly present in all material respects, the assets, liabilities (whether accrued, absolute, contentment or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries for the respective periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements). The Company does not intend to correct or restate, nor, to the knowledge of the Company is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Paragraph (10). There are no, nor are there any commitments to become a party to, any off-balance sheet transaction,

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arrangement, obligation (including contingent obligations) or other relationship of the Company or of any of its Subsidiaries with unconsolidated entities or other Persons.
(b)
The financial books, records and accounts of the Company and each of its Subsidiaries: (i) have been maintained, in all material respects, in accordance with IFRS; (ii) are stated in reasonable detail; (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its Subsidiaries; and (iv) accurately and fairly reflect the basis of the Company Financial Statements.

(11)
Auditors. The auditors of the Company are independent public accountants (as defined under applicable Laws) and there has never been any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the present or any former auditors of the Company.

(12)
No Undisclosed Liabilities. Other than as described in Schedule (12) of the Company Disclosure Letter, there are no material liabilities or obligations of the Company or of any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations:

(a)	disclosed in the Company Financial Statements or in the notes thereto; or
(b)	Company Transactions Costs incurred in connection with this Agreement.
(13)	Indebtedness. None of the Company or any of its Subsidiaries has any indebtedness for borrowed money, except inter-company indebtedness.
(14)
Solvency. The Company and its Subsidiaries are Solvent on a consolidated basis. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries.

(15)
Absence of Certain Changes or Events. Since formation, other than the transactions contemplated in this Agreement or events, circumstances or occurrences disclosed in the Company Filings, the business of the Company and of each of its Subsidiaries has been conducted in the Ordinary Course and there has not been any event, circumstance or occurrence which has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(16)
Related Party Transactions. Neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, the Company or any of its Subsidiaries or any of their respective affiliates or associates (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). There are no Contracts (other than employment arrangements) with, or advances, loans, guarantees, liabilities or other

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obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Company or any of its Subsidiaries, or any of their respective affiliates or associates.
(17)	Compliance with Laws and Ethical Standards.
(a)
The Company and each of its Subsidiaries is, and since formation has been, in compliance in all material respects with Law. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, their respective officers or directors has been convicted of any crime or is under any investigation with respect to, has been charged or, to the knowledge of the Company, threatened to be charged with, or has received notice of, any violation or potential violation of any Law or disqualification by a Governmental Entity.

(b)
All information provided by the Company to the Purchaser relating to its and its Subsidiaries’ ownership, history, activities and qualifications is complete and correct in all material respects and is not inaccurate or misleading.

(c)
The Company, its affiliates and Subsidiaries, and each of their respective directors, officers, or shareholders have not been the subject of any investigation, inquiry, or enforcement proceeding in relation to any offense involving fraud, bribery, corruption, tax evasion, theft or larceny, securities violations, or breach of contract in any jurisdiction.

(d)
The Company, its affiliates and Subsidiaries, and each of their respective directors, officers, employees and personnel have complied with, and have not engaged in any activity that would violate or constitute an offence under, the Anti-Bribery Laws and Obligations applicable to such party

(e)
There is not any negotiation, investigation, inquiry, enforcement or proceeding relating to an alleged violation of, or negotiation related to, applicable Anti-Bribery Laws and Obligations by the Company, its affiliates or Subsidiaries, or any of their directors, officers, employees, personnel, or any service providers of such party, concerning transactions and activities under this Agreement.

(f)
None of the Company, its affiliates or Subsidiaries, nor any of their respective directors, officers, shareholders or employees is a Person who is (i) directly or indirectly owned or Controlled by any Person currently included on the List of Specially Designated Nationals and Blocked Persons or the Foreign Sanctions Evaders List (collectively, “SDN List”) maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or any other Governmental Entity imposing economic sanctions and trade embargoes (“Economic Sanctions Laws”), or (ii) is directly or indirectly owned or Controlled by any Person who is located, organized or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC or any other Governmental Entity.

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(g)
The Company, its affiliates or Subsidiaries are not, and have not been at any time, funded with funds that are the proceeds, direct or indirect, of any criminal enterprise nor related to any activity that is deemed criminal under applicable Laws, nor do such parties support terrorist activities of any kind whatsoever.

(h)
The operations of the Company and of each of its affiliates and Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and money laundering Laws and the rules and regulations thereunder and any related or similar Laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity relating to money laundering (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

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(18)	Authorizations and Licenses.
(a)
Schedule (18)(a) of the Company Disclosure Letter lists and describes all material Authorizations that are required by Law in connection with the operation of the business of the Company or any of its Subsidiaries as presently or previously conducted, or in connection with the ownership, operation or use of the assets of the Company or any of its Subsidiaries.

(b)
The Company and each of its Subsidiaries own, possess or have obtained all material Authorizations that are required by Law in connection with the operation of the business of the Company and of each of its Subsidiaries as presently conducted, or in connection with the ownership, operation or use of the Company Assets. The Company or its Subsidiaries, as applicable, lawfully hold, own or use, and have complied with, all such Authorizations. Each Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course of business without the need for the Company or its Subsidiaries to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees.

(c)
No action, investigation or proceeding is pending in respect of or regarding any such Authorization and none of the Company or any of its Subsidiaries has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization.

(d)
No filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary by the Company or its Subsidiaries in connection with the making or the consummation of the Arrangement other than as contemplated by this Agreement.

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(19)	Material Contracts.
(a)
Section (19)(a) of the Company Disclosure Letter sets out a complete and accurate list of all Material Contracts as of the date hereof. True and complete copies of the Material Contracts have been disclosed in the Data Room and no such Contract has been modified, rescinded or terminated.

(b)
Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company or a Subsidiary of the Company, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity).

(c)
The Company and each of its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and neither the Company nor any of its Subsidiaries is in material breach or default under any Material Contract, nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a material breach or default other than as set forth in Schedule (19)(c) of the Company Disclosure Letter.

(d)	None of the Company or any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any breach or default under a Material Contract.
(e)
None of the Company or any of its Subsidiaries has received any notice (whether written or oral), that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or with any of its Subsidiaries, and, to the knowledge of the Company, no such action has been threatened.

(20)
No Guarantees. Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers of the Company or such Subsidiary in accordance with the by-laws of the respective corporation or applicable Laws) or any like commitment in respect of the obligations, liabilities (contingent or otherwise) of indebtedness of any other Person.

(21)
Release of Fiduciary Obligations. Neither the Company nor the Board (nor any of the Company’s Subsidiaries nor any of their respective boards of directors) has agreed or consented to the release of any director, officer or employee (or former director, officer or employee) of the Company or any of its Subsidiaries from any fiduciary duty owed by such person to the Company, any of its Subsidiaries or the Shareholders, including any release that would allow any such person to pursue any corporate opportunities that would otherwise be the property of the Company or any of its Subsidiaries.

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(22)	No Swaps. Neither the Company nor any of its Subsidiaries is a party to or subject to any Swaps.
(23)	Oil and Gas Matters.
(a)
Other than as set forth in Section 23(a) of the Company Disclosure letter, the Company and its subsidiaries are the sole legal and beneficial owners of the Company Interests, free and clear of all of all adverse claims other than the Permitted Liens, and the Company and its Subsidiaries hold the Company Interests under valid and subsisting leases, licenses, permits, concessions, concession agreements, contracts, subleases, reservations or other agreements.

(b)
Other than as set out in Section 23(b) of the Company Disclosure Letter, to the Company’s knowledge, there are no defects, failures or impairments in the legal or beneficial ownership of the Company or any of its Subsidiaries to the Company Interests, whether or not an action, suit, proceeding or inquiry is pending or threatened and whether or not discovered by any third party, which in aggregate could have a material adverse effect.

(c)	Neither the Company nor any of its Subsidiaries has received notice of any material defect under Material Contract.
(d)
None of the oil and gas assets underlying the Company Interests are subject to reduction by reference to payout of or production penalty on any well or otherwise or to change to an interest of any other size or nature by virtue of or through any right or interest granted by, through or under the Company or any of its Subsidiaries.

(e)
There is no litigation, arbitration, administrative proceeding involving an amount in excess of $25,000 or prosecution for any criminal offence being or, as far as the Company is aware, threatened or pending and no judgment or award is being made by any court or other tribunal, which relates to the Company Interests or any of the Material Contracts.

(f)	Other than as disclosed in Schedule (23)(f) of the Company Disclosure Letter, the Company is not party to any joint venture, consortium, partnership or profit sharing agreements of a material nature.
(g)
The Company is not a party to or otherwise bound by any agreement, area of mutual interest agreement or other agreement in which any way materially restricts the ability of the Company from disposing of any of its Assets.

(h)
No vote to remove an operator of any assets underlying the Company Interests is pending, or as far as the Company is aware, to be proposed and no such operator is in the course of resignation or is intending to resign.

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(i)
To the Company’s knowledge, all royalties, and all ad valorem, property, production, severance and similar taxes, assessment and rentals payable on or before the date hereof and based on, or measured by, the ownership of the oil and gas assets underlying the Company Interests, the production of petroleum substances from the oil and gas assets underlying the Company Interests, or the receipt of proceeds therefrom under the leases and other title and operating documents pertaining to the oil and gas assets underlying the Company Interests, and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of petroleum substances derived therefrom or allocated thereto or the proceeds of sales thereof payable on or before the date hereof have been properly paid in full and in a timely manner.

(j)
Other than as set forth in Schedule (23)(j), none of the assets underlying the Company Interests are affected by any take or pay obligations or any other obligation to deliver Petroleum Substances to any third party without receiving (and being entitled to retain without deduction) full payment for such petroleum and substances at current market or contract prices at the time of delivery.

(k)
There are no transportation, processing or marketing arrangements to which the Company or any of its Subsidiaries is a party, except for agreements terminable by the Company without bonus, penalty or other costs on no more than 31 days’ notice.

(l)
To the Company’s knowledge, none of the wells underlying the Company Interests have been produced in excess of applicable production allowables imposed by any Laws or any Governmental Entity and the Company has no knowledge of any impending change in production allowables imposed by any Laws or any Governmental Entity that may be applicable to any of the wells underlying the Company Interests, other than changes of general application in the jurisdiction in which such wells are situate; and neither the Company nor any of its Subsidiaries has received notice of any production penalty or similar production restriction of any nature imposed or to be imposed by any Governmental Entity, including gas/oil ratio, off-target and overproduction penalties imposed by any Governmental Entity that may be applicable, and to the Company’s knowledge, none of the wells underlying the Company Interests is subject to any such penalty or restriction.

(m)	All wells underlying the Company Interests:
(i)
for which the Company or any of its Subsidiaries was or is operator, were or have been drilled and, if and as applicable, completed, operated and abandoned (and if abandoned, plugged and abandoned and the wellsite therefor properly restored) in accordance with good and prudent oil and gas industry practices and in material compliance with all Laws; and

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(ii)
for which the Company or any of its Subsidiaries was not or is not operator, to its knowledge, were or have been drilled and, if and as applicable, completed, operated and abandoned (and if abandoned, plugged and abandoned and the wellsite therefor properly restored) in accordance with good and prudent oil and gas industry practices and in material compliance with all Laws.

(n)	The tangible depreciable property used or intended for use by the Company or any of its Subsidiaries in connection with the Company Interests:
(iii)
for which the Company or any of its Subsidiaries was or is operator, was or has been operated and maintained in accordance with good and prudent oil and gas industry practices and all Laws during all periods in which the Company or any of its Subsidiaries was operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business; and

(iv)
for which the Company or any of its Subsidiaries was not or is not operator, to its knowledge, was or has been operated and maintained in accordance with good and prudent oil and gas industry practices and in material compliance with all Laws during all periods in which the Company or any of its Subsidiaries was not operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business.

(o)
Other than as set forth in Section (23)(o) of the Company Disclosure Letter, there are no outstanding authorizations for expenditure pertaining to any of the Company Interests or any other commitments, approvals or authorizations pursuant to which an expenditure may be required to be made in respect of such assets.

(p)
Other than as set forth in Schedule (23)(p), all work programs and budgets of operating costs approved under the Material Contracts have been performed and executed to the satisfaction of the applicable Governmental Entity.

(q)
No notice has been given by any Governmental Entity with respect to the Company Interests to require any further work to be conducted (whether in relation to exploration, appraisal, development or abandonment) in addition to existing work programs.

(r)	The Company is not aware of any material patent defect which could seriously impair the production of Petroleum Substances from the assets underlying the Company Interests.
(s)
The Company’s and its Subsidiaries’ net developed and undeveloped land position as at September 30, 2017, is not less than the amount disclosed in writing to the Purchaser by the Company in (23)(s) of the Company Disclosure Letter.

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(24)
Intellectual Property. Except as would not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company owns all right, title and interest in and to, or have validly licensed (and are not in breach of such licenses), all Intellectual Property rights that are material to the conduct of the business, as presently conducted, of the Company; (b) all such Intellectual Property rights that are owned by or licensed to the Company are sufficient, in all respects, for conducting the business, as presently conducted, of the Company; (c) to the knowledge of the Company, all Intellectual Property rights owned or licensed by the Company are valid and enforceable, and the carrying on of the business of the Company pursuant to the transactions contemplated by this Agreement and the use by the Company of any of the Intellectual Property rights or Technology (as defined below) owned by or licensed to them does not breach, violate, infringe or interfere with any rights of any other Person; (d) to the knowledge of the Company, no third party is infringing upon the Intellectual Property rights owned or licensed by the Company; (e) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company (collectively, the “Technology”) are sufficient, in all respects, for conducting the business, as presently conducted, of the Company; and (f) the Company owns or has validly licensed or leased (and are not in breach of such licenses or leases) such Technology.

(25)
Restrictions on Conduct of Business. Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (a) limit in any material respect the manner or the localities in which all or any portion of the business of the Company or its Subsidiaries are conducted; (b) limit any business practice of the Company or of any of its Subsidiaries in any material respect; or (c) restrict any acquisition or disposition of any property by the Company or by any of its Subsidiaries in any material respect.

(26)
Litigation. There are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending, or, to the knowledge of the Company threatened, against or relating to the Company or any of its Subsidiaries, the business of the Company or of any of its Subsidiaries or affecting any of their respective current or former properties or assets by or before any Governmental Entity.

(27)	Environmental Matters.
(a)	Except to the extent that any violation or other matter referred to in this subparagraph does not, and would not reasonably be expected to, have a Material Adverse Effect:
(i)	neither the Company nor any Subsidiary is in violation of any applicable Environmental Laws;
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(ii)
each of the Company and its Subsidiaries (and, to the knowledge of the Company) has operated its business at all times and has received, handled, used, stored, treated, shipped and disposed of all Hazardous Substances in compliance with Environmental Laws;

(iii)
there have been no Releases of Hazardous Substances, or wastes into the earth, subsoil, underground waters, air or into any body of water or any municipal or other sewer or drain water systems by the Company or any of its Subsidiaries, or on or underneath any location which is or was currently or formerly owned, leased or otherwise operated by the Company or any of its Subsidiaries, that have not been fully remediated;

(iv)	no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of the Company or any of its Subsidiaries;
(v)	neither the Company nor any Subsidiary has failed to report to the proper Governmental Entity the occurrence of any event which is required to be so reported by any Environmental Law;
(vi)
each of the Company and its Subsidiaries hold all Authorizations required by Environmental Laws in connection with the operation of its business and the ownership and use of such assets, all such Authorizations are in full force and effect, and neither the Company nor any Subsidiary has received any notification pursuant to any Environmental Laws that any work, repairs, constructions or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws or Authorizations required thereunder, or that any Authorization referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

(vii)
there are no pending or, to the knowledge of the Company, threatened claims or Liens (other than Permitted Liens) resulting from Environmental Laws with respect to any of the properties of the Company or any of its Subsidiaries currently or formerly owned, leased, operated or otherwise used; and

(viii)
to the Company’s knowledge, neither the Company nor any Subsidiary has assumed or retained by contract or operation of law any losses, expenses, claims, damages or liabilities of any third-party pursuant to applicable Environmental Laws.

(28)	Employees.
(a)	Schedule (28)(a) of the Company Disclosure Letter sets out a true and complete list of all Company Employees, including their respective location, hire date and
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cumulative length of service, position, compensation (including but not limited to salary, bonus and commissions), benefits, vacation and any other annual paid time off entitlement in days, accrued and unused vacation days or other paid time off entitlements as of September 30, 2017, current status (full time or part-time, active or non-active (and if non-active, the reason for leave and expected date of return)) and whether they are subject to a written employment Contract as well as a list of all former Company Employees to whom the Company or any of its Subsidiaries has or may have any outstanding obligations, indicating the nature and the value of such obligations.

(b)
Schedule (28)(b) of the Company Disclosure Letter sets out a true and complete list of all independent contractors and consultants of the Company. Each independent contractor or consultant of the Company has been properly classified as an independent contractor and neither the Company nor any Subsidiary has received any correspondence or notice from any Governmental Entity disputing such classification.

(c)	All written Contracts in relation to the Company Employees have been provided in the Data Room calculated based on annual base salary paid in respect of the year ended March 31, 2017.
(d)
The Company and its Subsidiaries are in compliance with all terms and conditions of employment and all Law respecting employment, including pay equity, wages, hours of work, overtime, human rights and occupational health and safety, and there are no outstanding claims, complaints, investigations or orders under any such Law and to the knowledge of the Company there is no basis at Law for such a claim.

(e)
Neither the Company nor any of its Subsidiaries has nor is engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(f)
All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under Employee Plans and other similar accruals have either been paid or are accurately reflected in the books and records of the Company or of the applicable Subsidiary.

(g)
Except as disclosed in Schedule (28)(g) of the Company Disclosure Letter, no Company Employee has any Contract in relation to any employee’s termination, length of notice, pay in lieu of notice, severance, job security or similar provisions, nor are there any change of control payments, golden parachutes, severance payments, retention payments, Contracts or other agreements with current or former Company Employees providing for (i) cash or other compensation or benefits upon the consummation of, or relating to, the Arrangement or any other transaction contemplated by this Agreement, including a change of control of the Company or of any of its Subsidiaries or (ii)

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notice, severance pay or other amount required to terminate the employment of any Company Employee, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.
(h)
The Company and its Subsidiaries are each properly registered with the applicable workplace safety and insurance board or workers’ compensation board, as applicable, in each jurisdiction in which the Company or any Subsidiary does business. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and neither the Company nor any Subsidiary has been reassessed in any respect under such legislation during the past three years and, to the knowledge of the Company, no audit of the Company or any Subsidiary is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect the Company’s accident cost experience in respect of the business of the Company or any Subsidiary.

(i)
The Company has provided in the Data Room all orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) together with the minutes of the Company’s joint health and safety committee meetings for the past three (3) years.  There are no charges pending under OHSA. The Company has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

(j)
None of the Company or any of its Subsidiaries has engaged in any lay-off activities within the past three years that would violate or in any way subject the Company or any of its Subsidiaries to the group termination or lay-off requirements of provincial employment standards Law.

(29)	Collective Agreements.
(a)	There is no Collective Agreement in force with respect to the Company Employees nor is there any Contract with any employee association in respect of the Company Employees.
(b)
No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any other Person holds bargaining rights with respect to any Company Employee by way of certification, interim certification, voluntary recognition or successor rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any employees of the Company. There are no outstanding labour tribunal proceedings of any kind involving the Company or its Subsidiaries, including any proceedings which could result in the certification, voluntary recognition or successor rights of a trade union, council of trade unions, employee bargaining agencies or affiliated bargaining agencies or any other Person as bargaining agent for any Company Employees.

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(c)
There are no threatened or pending union organizing activities involving any Company Employees and no such activities have been undertaken in the last three years. There is no labor strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Company, threatened against the Company and no such event has occurred within the last five years.

(d)
No trade union has applied to have the Company or any of its Subsidiaries declared a common, related or successor employer pursuant to the Labour Relations Code (Alberta) or any similar legislation in any jurisdiction in which the Company or any of its Subsidiaries carries on business.

(30)	Employee Plans.
(a)
Schedule (30)(a) of the Company Disclosure Letter lists and describes all Employee Plans. The Company has disclosed in the Data Room true, correct and complete copies of all the Employee Plans as amended as of the date hereof, together with all related documentation. No changes have occurred or are expected to occur which would materially affect the information required to be provided to the Purchaser pursuant to this provision.

(b)
Each Employee Plan is and has been operated in accordance with Law. All contributions, premiums or Taxes required to be made or paid by the Company or any of its Subsidiaries, as the case may be, under the terms of each Employee Plan or by Law have been made in a timely fashion in accordance with Law and in accordance with the terms of the applicable Employee Plan. The Company has paid in full all contributions and premiums for the period up to the Effective Date even though not otherwise required to be paid until a later date or has made full and adequate disclosure of and provision for such contributions and premiums in the Company’s books and records.

(c)
Other than routine claims for benefits, no Employee Plan is subject to any pending action, investigation, examination, claim (including claims for income taxes, interest, penalties, fines or excise taxes) or any other proceeding initiated by any Person, and there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding

(d)
None of the Employee Plans (other than pension or retirement plans) provide for retiree or post-termination benefits or for benefits to retired or terminated employees or to the beneficiaries or dependents of retired or terminated employees.

(e)
No Employee Plan is or is intended to be a “registered pension plan”, “deferred profit sharing plan”, a “retirement compensation arrangement”, a “registered retirement savings plan”, or a “tax-free saving account” as such terms are defined in the Tax Act.

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(f)
No provision of any Employee Plan or of any agreement, and no act or omission of the Company, in any way limits, impairs, modifies or otherwise affects the right of the Company to unilaterally amend or terminate any Employee Plan, and no commitments to improve or otherwise amend any Employee Plan have been made.

(g)
No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. The level of reserves under each Employee Plan which provides group benefits and contemplates the holding of such reserves is reasonable and sufficient to provide for all incurred but unreported claims.

(h)	No advance tax rulings have been sought or received in respect of any Employee Plan.
(i)
All employee data necessary to administer each Employee Plan in accordance with its terms and conditions and all Laws is in possession of the Company and/or any of its Subsidiaries, and such data is complete, correct and in a form which is sufficient for the proper administration of each Employee Plan.

(31)	Insurance.
(a)
Schedule (31)(a) of the Company Disclosure Letter contains a true and complete list of insurance policies which are maintained by the Company and its Subsidiaries setting out, in respect of each policy, the type of policy, the name of insurer, the coverage allowance, the expiration date, the annual premium and any pending claims. The Company has disclosed in the Data Room, true, correct and complete copies of all such policies.

(32)	Taxes.
(a)
The Company and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by them prior to the date hereof and all such Tax Returns are complete and correct in all material respects.

(b)
The Company and each of its Subsidiaries has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the date hereof other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Company. The Company and its Subsidiaries have provided adequate accruals in accordance with IFRS in the most recently published consolidated financial statements of the Company for any Taxes of the Company and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns.  Since such publication date, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

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(c)
No deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets.

(d)
No claim has been made by any Government Entity in a jurisdiction where the Company and any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction.

(e)
For all transactions between the Company and any non-resident person, or between any Subsidiary and any non-resident person, with whom the Company or Subsidiary, as the case may be, was not dealing at arm’s length during a taxation year, the Company has made or obtained records or documents that meet the requirements of Subsection 247(4) of the Tax Act.

(f)	There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries.
(g)
Other than as set forth in Schedule (32)(g) of the Company Disclosure Letter, the Company and each of its Subsidiaries has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(h)
There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(i)
The Company and each of its Subsidiaries has made available to the Purchaser true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(j)
Neither the Company nor any of its Subsidiaries has ever directly or indirectly transferred any property to or supplied any services to or acquired any property or services from a Person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services, nor has the Company or any of its Subsidiaries been deemed to have done so for the purposes of the Tax Act.

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(k)
The tax attributes of the assets of the Company and each of its Subsidiaries are accurately reflected in the Tax Returns of the Company and each of its Subsidiaries, as applicable, and have not materially and adversely changed since the date of such Tax Returns.

(l)
There are no circumstances existing which could result in the application of Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Law, to the Company or any of its Subsidiaries. The Company and its Subsidiaries have not claimed nor will they claim any reserve under any provision of the Tax Act or any equivalent provincial provision, if any amount could be included in the income of the Company or its Subsidiaries for any period ending after the Effective Time.

(m)	The Company is not a non-resident of Canada within the meaning of the Tax Act.
(n)
Neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries).

(o)
The Company does not have any outstanding obligations to incur and/or renounce any expenditures to any purchaser of Shares issued on a flow-through basis that have not yet been fully expended and renounced and all filings required to be filed prior to the date hereof with respect to these expenditures required pursuant to the Tax Act have been duly filed on a timely basis with the applicable Governmental Entity.

(33)
Disclosure. The Company has made available to the Purchaser all material information concerning the Company, its Subsidiaries and their respective businesses through information disclosed in the Data Room or the Company Disclosure Letter. The summaries prepared by the Company disclosed in the Data Room are reasonable summaries of the documents to which they relate. All forecasts, budgets and projections provided by or on behalf of the Company to the Purchaser were prepared in good faith and contain reasonable estimates of the prospects of the business of the Company and its Subsidiaries.

(34)
Confidentiality Agreements. All agreements that have not by their terms expired that have been entered into by the Company or any of its Subsidiaries with Persons other than the Purchaser regarding the confidentiality of information provided to such Person or reviewed by such Persons with respect to any transaction in the nature described in the definition of Acquisition Proposal contain customary provisions, including standstill provisions, which do not provide for any waiver or release thereof other than with the consent of the Company and the Company has not waived, released or amended the standstill or other provisions of any such agreements. Neither the Company nor any of its Subsidiaries have negotiated or engaged in any discussions with respect to any such proposal with any Person who has not entered into such a confidentiality agreement.

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(35)
Brokers. No investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries in connection with this Agreement or any other transaction contemplated by this Agreement.

(36)	Board and Approval.
(a)
The Board has unanimously: (i) determined that the Consideration to be received by the Shareholders pursuant to the Arrangement and this Agreement is fair to such holders and that the Arrangement is in the best interests of the Company; (ii) resolved to recommend that the Shareholders vote in favour of the Arrangement Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede, such determinations, resolutions or authorizations.

(b)
Each of the directors and officers of the Company has advised the Company and the Company believes that they intend to vote or cause to be voted all Shares beneficially held by them in favor of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement and the Company shall make a statement to that effect in the Company Circular.

(37)
Rights Plans. The Company does not have and will not implement any shareholder rights plan or any other form of plan, agreement, contract or instrument that will trigger any rights to acquire Shares or other securities of the Company or any of its subsidiaries or rights, entitlements or privileges in favor of any Person upon the entering into of this Agreement or in connection with the Arrangement.

(38)	Company Severance Costs. There are no material severance costs triggered in connection with the Arrangement.

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SCHEDULE D
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
(1)
Organization and Qualification. The Purchaser has been duly incorporated under the laws of its jurisdiction of incorporation, is validly subsisting, has full corporate or legal power and authority to own, lease and operate the properties currently owned, leased and operated by it and to conduct its business as currently conducted, and is in good standing with respect to the filing of annual returns.  The Purchaser is duly qualified or licensed to do business in which the character of the properties owned, leased or operated or the nature of the business conducted by it would make such qualification or licensing necessary.  No proceedings have been instituted or are pending for the dissolution or liquidation of the Purchaser.

(2)	Capitalization.
(a)
The authorized share capital of the Purchaser consists of 450,000,000 common shares and 1,000,000 preferred shares, of which, as of the date hereof, 109,823,220 common shares are issued and outstanding.  There are 31,849,695 warrants obligating the Purchaser to issue or sell shares or securities or obligations of any kind convertible into or exchangeable for any shares of the Purchaser.

(b)
There are no outstanding bonds, debentures or other evidences of indebtedness of the Purchaser that provide the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Purchaser Shares on any matter.

(c)
The Purchaser Shares to be issued pursuant to the Arrangement will, when issued and delivered, be duly and validly issued by the Purchaser on their respective dates of issue, as fully paid and non‑assessable shares, and will not be issued in violation of the terms of any agreement or other understanding binding upon the Purchaser, at the time that such shares are issued, and will be issued in compliance with the constating documents of the Purchaser and all applicable Laws.

(3)	Authority and No Violation.
(a)
the Purchaser has all requisite corporate power and authority to enter into this Agreement and the documents required to be executed by it in connection with the transactions contemplated herein, to perform its obligations hereunder and, subject to obtaining the approval of the Purchaser Shareholders, the Court and the OTC and NYSE American, to consummate the Arrangement and the other transactions contemplated by this Agreement.

(b)
This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.  All

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documents required to be executed by the Purchaser on or prior to the Effective Date in connection with the transactions contemplated herein will be duly executed and delivered by the Purchaser and, when so executed and delivered, will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.
(c)
The approval of this Agreement and the other documents required to be executed by the Purchaser in connection with the transactions contemplated herein, the execution and delivery by the Purchaser of this Agreement and such other documents, and the performance by the Purchaser of its obligations hereunder, and the completion of the Arrangement and the transactions contemplated thereby, will not:

(i)
conflict with, result in a violation or breach of, constitute a default or require any consent (other than such as has already been obtained), to be obtained under, or give rise to any termination rights or payment obligation under, any provision of:

(A)	its articles or bylaws or any other agreement or understanding with any party holding an ownership interest in the Purchaser;
(B)	any resolutions of the Purchaser Board (or any committee thereof) or shareholders;
(C)	any applicable Laws; or
(D)	any license or registration or any agreement, contract or commitment, written or oral, which the Purchaser is a party to or bound by or subject to;
(d)
No consent, approval, order, registration, notice, declaration or filing with, any Governmental Entity, or other Person, is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement, or any of the other documents contemplated hereby, or the consummation by the Purchaser of the transactions contemplated hereby or thereby, other than:

(ii)	the approval of the OTC or NYSE American;
(iii)	the approval of the Purchaser Board;
(iv)
any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which are purely of an administrative nature and which could be completed or obtained without Material Adverse Effect on the Purchaser immediately after the Effective Date or which, if not obtained, would not in the aggregate have a Material Adverse Effect on the Purchaser.

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(4)	Subsidiaries. The Purchaser has one wholly owned subsidiary named Askarii Resources, LLC.
(5)	Financial Statements.
(a)
The Purchaser Financial Statements: (i) were prepared in accordance with GAAP (Generally Accepted Accounting Principles) and Law; (ii) complied as to form in all material respects with applicable accounting requirements in the United States; and (iii) fairly present in all material respects, the assets, liabilities (whether accrued, absolute, contentment or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Purchaser and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of the Purchaser and its Subsidiaries for the respective periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements). The Purchaser does not intend to correct or restate, nor, to the knowledge of the Purchaser is there any basis for any correction or restatement of, any aspect of any of the financial statements.  There are no, nor are there any commitments to become a party to, any off-balance sheet transaction, arrangement, obligation (including contingent obligations) or other relationship of the Purchaser or of any of its Subsidiaries with unconsolidated entities or other Persons.

(b)
The financial books, records and accounts of the Purchaser and each of its Subsidiaries: (i) have been maintained, in all material respects, in accordance with GAAP; (ii) are stated in reasonable detail; (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Purchaser and its Subsidiaries; and (iv) accurately and fairly reflect the basis of the Purchaser Financial Statements.

(6)
Auditors. The auditors of the Purchaser are independent public accountants (as defined under applicable Laws) and there has never been any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the present or any former auditors of the Purchaser.

(7)	Liabilities.
There are no material liabilities of the Purchaser of any kind (whether accrued, absolute, contingent or otherwise and whether matured or unmatured) existing on the date hereof except for:
(a)	liabilities (including liabilities for unpaid Taxes) disclosed on, reflected in or provided for in the Purchaser financial statements included in the Purchaser Information Record;
(b)	liabilities disclosed or referred to in this Agreement or the Letter of Intent dated October 12, 2017, as amended;
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(c)
liabilities incurred in the ordinary course of business and attributable to the period since September 30, 2017, none of which, individually or in the aggregate, has a Material Adverse Effect on the Purchaser; and

(d)	liabilities incurred in connection with this Agreement or the transactions contemplated in this Agreement.
(8)
Minute Books and Corporate Records.  Other than immaterial deficiencies, the minute and record books of the Purchaser contain complete and accurate minutes in all material respects of all meetings of, and copies of all resolutions passed by, or consented to in writing by, its directors (and any committees thereof) and shareholders since its incorporation, all such meetings were duly called and held and all such resolutions were duly passed or enacted.  The share certificate books, registers of shareholders, registers of transfers, registers of directors, and other corporate registers of the Purchaser are complete and accurate in all material respects.

(9)	Material Agreements. As of the date of this Agreement the Purchaser is not a party to, or bound by, or subject to, any Material Agreement.
(10)
Golden Parachutes.   Completion of the Arrangement will not result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, or any increase in any employee benefits otherwise payable, or the acceleration of the time of payment, vesting or exercise of any employee benefits.

(11)	Third Party Consents. Other than the approval of the OTC or NYSE American, no consent or approval of any third party is required by the Purchaser in connection with the completion of the Arrangement.
(12)
Legal Proceedings.  There are no claims, actions, suits, complaints, investigations or proceedings (whether private, governmental or otherwise, and whether or not purportedly on behalf of the Purchaser) in progress, pending, or to the knowledge of the Purchaser, threatened, against or affecting the Purchaser (including actions, suits, investigations or proceedings against any directors, officers or employees of the Purchaser which relate to the business, affairs, assets or operations of the Purchaser), at law or in equity, or before or by any Tribunal. There is no judgment, decree, injunction, ruling, order or award of any Tribunal outstanding against or affecting the Purchaser.  The Purchaser is not aware of any grounds on which any such action, suit, investigation or proceeding might be commenced with any reasonable likelihood of success, and does not have any present plans or intentions to initiate any litigation, arbitration or other proceedings against any third party.

(13)
Compliance with Applicable Laws.  The Purchaser has conducted and is conducting its business in compliance in all material respects with all applicable Laws, in each jurisdiction in which its business is carried on, is not in material breach of any of such Laws and is duly licensed or registered in each jurisdiction in which it owns or leases its property and assets or carries on its business, so as to enable its business to be carried on as now conducted and its property and assets to be so owned or leased.  The Purchaser has not received notice of any violation of applicable Laws in any jurisdiction.  The Purchaser does not hold any licenses.

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(14)
No Business Restrictions.   There is no agreement (non‑compete or otherwise), commitment, judgment, injunction, order or decree to which the Purchaser is party, or which is otherwise binding upon the Purchaser which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Purchaser, any acquisition of property (tangible or intangible) by the Purchaser, or the conduct of business by the Purchaser, as currently conducted or proposed to be conducted.

(15)	Reporting Issuer; Public Documents.
(a)
The Purchaser is a reporting issuer in the United States and traded at the OTC  and is not in default of any of its filing obligations under applicable Securities Laws and the Purchaser Shares are listed and posted for trading on the OTC.

(b)	The Purchaser is in compliance in all material respects with the applicable corporate governance rules and regulations of the OTC and SEC.
(c)
Other than the halt in trading of the Purchaser Shares imposed by the SEC in relation to the Arrangement, no order ceasing, halting or suspending trading in securities of the Purchaser, or prohibiting the distribution of such securities, has been issued to and is outstanding against the Purchaser, and no investigations or proceedings for such purposes are, to the knowledge of the Purchaser, pending or threatened.

(d)
The documents contained in the Purchaser Information Record were, at their respective dates, true and correct in all material respects and did not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)
The Purchaser has publicly disclosed in the Purchaser Information Record all information regarding any event, circumstance or action taken or failed to be taken which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

(f)
The Purchaser financial statements, including the notes thereto, included in the Purchaser Information Record comply as to form and content in all material respects with applicable Laws with respect thereto, have been prepared in accordance with IFRS consistently applied (except as may be indicated in the notes) and present fairly the consolidated financial position of the Purchaser at the dates thereof, and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year‑end adjustments).

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(16)
Absence of Certain Changes or Events.  Since Sepember 30, 2017 the Purchaser has conducted its business only in the ordinary course of business and there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Material Adverse Effect with respect to the Purchaser.

(17)
Disclosure. The representations and warranties and other factual statements of the Purchaser contained in this Agreement, and all information in the Schedules hereto, taken as a whole, do not, to its knowledge, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made herein and therein not misleading.

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